Exhibit 99.2

This exchange offer is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

April 22, 2022

To Shareholders,

Internet Disclosure for Notice of

Convocation of an Extraordinary General

Meeting of Shareholders

•	Articles of Incorporation of Kawasaki Kisen Kaisha, Ltd.

•	Contents of Financial Statements and Other Relevant Documents of Kawasaki Kisen Kaisha, Ltd. in the Last Fiscal Year

The Company provides the materials above to the shareholders on the Company’s website (https://www.kawakin.co.jp/ir/), pursuant to the provisions of relevant laws and regulations and Article 15 of the Company’s Articles of Incorporation.

ARTICLES OF INCORPORATION

(as amended, June 23, 2021)

KAWASAKI KISEN KAISHA, LTD.

Constituted on	5th April,	1919

Amended on	24th June,	1919

〃	30th April,	1920

〃	29th April,	1922

〃	28th April,	1933

〃	24th November,	1933

〃	1st May,	1934

〃	5th May,	1936

〃	25th January,	1938

〃	10th September,	1939

〃	25th March,	1940

〃	22nd May,	1942

〃	23rd September,	1942

〃	25th May,	1943

〃	25th May,	1944

〃	25th August,	1944

〃	19th February,	1945

〃	31st May,	1946

〃	10th November,	1946

〃	10th February,	1947

〃	8th July,	1949

〃	11th November,	1949

〃	26th December,	1949

〃	30th May,	1950

〃	28th November,	1950

〃	5th March,	1951

〃	30th August,	1951

〃	27th November,	1953

〃	7th September,	1955

〃	20th November,	1956

Amended on	29th November,	1957

〃	30th May,	1958

〃	29th November,	1960

〃	29th November,	1961

〃	30th May,	1962

〃	30th November,	1962

〃	1st April,	1963

〃	28th February,	1964

〃	27th November,	1964

〃	29th November,	1968

〃	28th November,	1969

〃	30th May,	1974

〃	30th May,	1975

〃	29th June,	1978

〃	29th June,	1982

〃	27th June,	1986

〃	28th June,	1990

〃	27th June,	1991

〃	29th June,	1994

〃	28th June,	2001

〃	27th June,	2002

〃	27th June,	2003

〃	29th June,	2004

〃	29th June,	2005

〃	26th June,	2006

〃	24th June,	2009

〃	24th June,	2015

〃	1st October,	2017

〃	21st June,	2018

〃	23rd June,	2021

ARTICLES OF INCORPORATION

OF

KAWASAKI KISEN KAISHA, LTD.

CHAPTER I

GENERAL PROVISIONS

Article 1. (Trade Name)

1.	The Company shall be called “川崎汽船株式會社”

2.	The Company shall be written “Kawasaki Kisen Kaisha, Ltd.” in English.

Article 2. (Purposes)

The business purposes of the Company are as follows:

(1)	Marine transportation;

(2)	Land transportation;

(3)	Air transportation;

(4)	Handling business and agency business for marine, land and air transportation;

(5)	Through transportation involving one or more of marine, land and air transportation as well as handling business and agency business therefore;

(6)	Purchase and sale of vessels;

(7)	Harbor transportation;

(8)	Warehousing;

(9)	Casualty insurance agency brokering business and sales of life insurance;

(10)	Business concerning management of information;

(11)	Purchase, sale, lease, management and agency business of real estate;

(12)	Loans, guarantees and investment in other businesses;

(13)	Travel-related businesses;

(14)	Management, lease and operation of lodging facilities and general urban-type hotels;

(15)	Management, lease and operation of various kinds of sporting facilities and amusement facilities such as playgrounds;

(16)	Management, lease and operation of restaurants;

(17)	Temporary support service and recruiting;

(18)	Ocean resource development and its support services;

(19)	Business concerning liquefied natural gas and other fuels;

(20)	Business concerning renewable energy and carbon-neutral

(21)	Purchase and sale of greenhouse gas emission rights

(22)	Any other businesses incidental to any of the foregoing

Article 3. (Registered Head Office)

The Registered Head Office of the Company shall be situated in the city of Kobe.

Article 4. (Governing Bodies)

The Company shall have the following governing bodies:

1.	Board of Directors;

2.	Audit & Supervisory Board Members;

3.	Audit & Supervisory Board;

4.	Accounting Auditors;

Article 5. (Public Notices)

Public Notices of the Company shall be made by Electronic Notification. In the case that Electronic Notification is disabled due to an accident or other causes beyond the control of the Company, Public Notices of the Company may be made by means of posting in the “Nihon Keizai Shimbun” published in Tokyo ultimately.

CHAPTER II

SHARES

Article 6. (Total Number of Shares that may be Issued)

The total number of shares that may be issued shall be two hundred million (200,000,000) shares.

Article 7. (Acquisition of Treasury Stock)

Pursuant to the Corporation Law of Japan, Article 165, paragraph 2, the Company may acquire its shares for treasury stock upon a resolution of its Board of Directors.

Article 8. (Share-voting Unit)

The share-voting unit (“tangen-kabu”) of the Company shall consist of one hundred (100) shares.

Article 9. (Request of Sale of Additional Shares by Shareholders)

In compliance with the Share-Handling Regulations, the shareholders who possess less than one share-voting unit may request the Company to sell the necessary number of shares in order to be entitled to the voting unit.

Article 10. (Share-Handling Regulations)

The recording into the Register of Shareholders of shares, the purchase and sale of shares constituting less than one share-voting unit including the purchase of additional shares by existent shareholders, entry and recording into the Register of Rights to subscribe for new shares, other procedures relating to shares of the Company as well as fees and procedures pertaining to the exercise of shareholders’ voting rights, etc. shall be governed by the Share-Handling Regulations instituted by the Board of Directors in addition to the relevant laws and ordinances as well as these Articles of Incorporation.

Article 11. (Agent to Manage Shareholders Registry)

1.	The Company shall have an Agent to Manage Shareholders Registry.

2.	The Agent to Manage Shareholders Registry and its place of business shall be determined by a resolution of the Board of Directors and public notice shall be given thereof.

3.

The Agent to Manage Shareholders Registry shall be in charge of the preparation and retention of the Register of Shareholders and the Register of Rights to subscribe for new shares, other matters relating to the Register of Shareholders and the Register of Rights to subscribe for new shares, and other matters relating to shares of the Company’s stock, and the Company itself shall not be involved in such matters.

CHAPTER III

SHAREHOLDERS’ MEETING

Article 12. (Convocation)

The Annual Shareholders’ Meeting of the Company shall be convened in June of every year, and an Extraordinary Shareholders’ Meeting may be convened whenever deemed necessary.

Article 13. (Record Date of Annual Shareholders’ Meeting)

The record date of shareholders’ voting rights in the annual shareholders’ meeting shall be the 31st of March of each year.

Article 14. (Place of Shareholders’ Meeting)

A Shareholders’ Meeting may be held in Tokyo in addition to Hyogo Prefecture where the Head Office is located.

Article 15. (Convener and Chairperson)

1.	The Director and President of the Company shall convene a Shareholders’ Meeting and act as the Chairperson.

2.

In case the office of the Director and President is vacant or the Director and President is unable to act, another Director shall convene a Shareholders’ Meeting and act as the Chairperson in accordance with the order fixed in advance by the Board of Directors.

Article 16. (Resolutions)

1.

Unless otherwise provided by laws or ordinances or these Articles of Incorporation, any and all resolutions of a Shareholders’ Meeting shall be adopted by a majority of votes of the shareholders present at the meeting.

2.

A special resolution specified in Article 309, paragraph 2 of the Corporation Law of Japan requires that the quorum be one-third of the total number of voting shares held by shareholders with exercisable voting rights and shall become legally effective with two-thirds or more of voting rights of shareholders attending in person or by proxy.

Article 17. (Vote by proxy)

A shareholder may exercise his or her voting right through any other shareholder of the Company entitled to exercise voting rights who attends a General Meeting, provided that this other shareholder presents to the Company a document certifying his or her right to act as a proxy at each Shareholders’ Meeting.

Article 18. (Minutes)

The substance of the proceedings and results of a Shareholders’ Meeting as well as any other matters provided by the law on the Shareholders’ Meeting shall be recorded or stored in the Minutes.

Article 19. (Internet Disclosure of the Reference Materials, etc. for the Shareholders’ Meeting and Deemed Provision)

In convening a Shareholders’ Meeting, The Company shall be deemed to have provided the shareholders with the information which must be mentioned or displayed in the Reference Materials for the Shareholders’ Meeting, Business Report, Account Statement and Consolidated Account Statement by disclosing such information using the Internet pursuant to the Ministry of Justice Ordinance.

CHAPTER IV

DIRECTORS AND BOARD OF DIRECTORS

Article 20. (Number)

The Company shall have not more than fifteen (15) Directors.

Article 21. (Term of Office)

The term of office of each Director shall expire at the close of the Annual Shareholders’ Meeting for the last business year that ends within one (1) year after their election.

Article 22. (Election)

1.	Directors shall be elected by a resolution at a Shareholders’ Meeting.

2.

Resolution to elect Directors shall be adopted by a majority of votes held by the attending shareholders who hold not less than one-third of the votes of shareholders entitled to exercise their voting rights.

3.	No cumulative voting shall be used for the election of Directors.

Article 23. (Representative Directors and Directors with Special Titles)

1.	The Board of Directors shall appoint by a resolution several Representative Directors of the Company.

2.	The Board of Directors may appoint by its resolution a Director and Chairperson of the Board and a Director and President.

Article 24. (Meeting of the Board of Directors)

1.

In convening a Meeting of the Board of Directors, notice to that effect shall be given to each Director and Audit & Supervisory Board Member at least three (3) days prior to the meeting date. However, in case of emergency, this period may be shortened.

2.	A Meeting of the Board of Directors may be held without adhering to this procedure upon consent of all Directors and Audit & Supervisory Board Members.

Article 25. (Person to Convene and Preside Over Meeting of the Board of Directors)

The Board of Directors shall determine by a resolution the person who shall convene and preside over the meeting of the Board of Directors.

Article 26. (Resolution of the Board of Directors)

1.

A resolution at a Meeting of the Board of Directors (limited to those who are entitled to vote on the relevant item to be resolved) shall be adopted by a majority of the Directors present in person, who shall in turn be a majority of all the Directors.

2.

If all the Directors (limited to those who are entitled to vote on the relevant agenda item to be resolved) approve of that item to be resolved at the Meeting of the Board of Directors in writing or by electromagnetic means, the relevant item to be resolved is regarded as having been adopted by a resolution of the Board of Directors unless a Audit & Supervisory Board Member raises any objection to the relevant item to be resolved.

Article 27. (Minutes of Board of Directors Meetings)

The substance of the proceedings and results of a Meeting of the Board of Directors as well as any other matters provided by law on the Meeting of the Board of Directors shall be recorded or stored in the Minutes, to which the Directors and the Audit & Supervisory Board Members present shall affix their names and seals or insert electronic signatures.

Article 28. (Remuneration, etc.)

Directors’ remuneration, bonuses and other proprietary benefits received from the Company as consideration for execution of their duties, (hereafter referred to as “Remuneration, etc.”) shall be determined by a resolution of a Shareholders’ Meeting.

Article 29. (Limited Liability Contract with Director)

The Company may conclude a contract with a Director (excluding those who are executive directors, etc.) to limit the relevant Director’ s liabilities specified in Article 423, paragraph 1 of the Companies Act to either the amount of ten million (10,000,000) yen or more specified in advance or the amount specified by the law, whichever is higher, providing there is no breach of good faith and no serious negligence involved.

CHAPTER V

AUDIT & SUPERVISORY BOARD MEMBERS AND AUDIT & SUPERVISORY BOARD

Article 30. (Number)

The Company shall have not more than five (5) Audit & Supervisory Board Members.

Article 31. (Term of Office)

The term of office of each Audit & Supervisory Board Member shall expire at the close of the Annual Shareholders’ Meeting for the last business year that ends within four (4) years after their election.

Article 32. (Election)

1.	Audit & Supervisory Board Members shall be elected by a resolution at a Shareholders’ Meeting.

2.

Resolution to elect Audit & Supervisory Board Members shall be adopted by a majority of votes held by the attending shareholders who hold not less than one-third of the votes of shareholders entitled to exercise their voting rights.

Article 33. (Audit & Supervisory Board and Standing Audit & Supervisory Board Member)

The Audit & Supervisory Board shall elect full time Audit & Supervisory Board Members from the Audit & Supervisory Board Members.

Article 34. (Convocation of Meeting of the Audit & Supervisory Board)

1.

In convening a Meeting of the Audit & Supervisory Board, notice to that effect shall be given to each of the Audit & Supervisory Board Members at least three (3) days prior to the meeting date. However, in case of emergency, this period may be shortened.

2.	A Meeting of the Audit & Supervisory Board may be held without adhering to this procedure upon consent of all the Audit & Supervisory Board Members.

Article 35. (Resolutions at the Audit & Supervisory Board Meeting)

Unless otherwise provided in laws and ordinances, a resolution at a Meeting of the Audit & Supervisory Board shall be adopted by a majority of all the Audit & Supervisory Board Members.

Article 36. (Person to Convene and Preside Over Meetings of the Audit & Supervisory Board)

The person who shall convene and preside over the meetings of the Audit & Supervisory Board shall be mutually elected by and among the Audit & Supervisory Board Members, without prejudice to each Audit & Supervisory Board Member’s right to convene such a meeting.

Article 37. (Minutes of the Audit & Supervisory Board Meeting)

The substance of the proceedings and results of any Meeting of the Audit & Supervisory Board Members as well as any matters provided in laws and ordinances on the Meeting of the Audit & Supervisory Board Members shall be recorded or stored in the Minutes, to which the Audit & Supervisory Board Members shall affix their names and seals or insert electronic signatures.

Article 38. (Remuneration, etc.)

Remuneration, etc. of the Audit & Supervisory Board Members shall be determined by a resolution of a Shareholders’ Meeting.

Article 39. (Limited Liability Contract with Audit & Supervisory Board Member)

The Company may conclude a contract with an Audit & Supervisory Board Member to bear the onus within the limit of the amount of ten million (10,000,000) yen or more specified in advance or the amount specified by the law, whichever is higher, for the relevant Audit & Supervisory Board Member’ s liabilities specified in Article 423, paragraph 1 of the Corporate Law providing there is no breach of good faith and no serious negligence involved.

CHAPTER VI

ACCOUNTING AUDITORS

Article 40. (Term of Office)

1.	The term of office of each Accounting Auditor shall expire at the close of the Annual Shareholders’ Meeting for the last business year that ends within one (1)year after their election.

2.

Unless otherwise resolved at the Annual Shareholders’ Meeting as provided for in the preceding paragraph, the Accounting Auditors shall be regarded as having been reappointed at the relevant Annual Shareholders’ Meeting.

Article 41. (Election)

Accounting Auditors shall be elected by a resolution of a Shareholders’ Meeting.

CHAPTER VII

ACCOUNTS

Article 42. (Business Year and Closing of Accounts)

The business year of the Company shall be from April 1 of the calendar year to March 31 of the following year, and Company shall close its accounts on the last day of each business year.

Article 43. (Record Date of Dividend)

1.	The record date of the Company’s year-end dividend shall be March 31, every year.

2.	In addition to the preceding paragraph, a dividend may be distributed setting a record date.

Article 44. (Interim Dividend)

By resolution of the Board of Directors, an interim dividend may be distributed by the Company as of the record date of September 30 of every year.

Article 45. (Exclusion Period of Dividend)

If any Dividend remains outstanding after a lapse of three (3) years from the date of payment, the Company shall be relieved of the obligation to pay the same.

(Attachment)

Business Report

(From April 1, 2020 to March 31, 2021)

1.	Matters Related to Current Conditions of the Corporate Group

(1)	Business Progress and Results

[General Conditions]

In the fiscal year ended March 31, 2021 (from April 1, 2020 to March 31, 2021), following the spread of novel coronavirus disease (COVID-19) and accompanying restrictions on movement and self-restraint from going out, the global economy experienced the worst negative growth of the post-war period, worse than what was witnessed in the Lehman crisis.

The Japanese economy faced a sudden drop in economic activities in accordance with stay-at-home requests and restrictions on commuting and bar and restaurant operations following declarations of the state of emergency, and the Tokyo Olympic and Paralympic Games, originally planned to be held from late July, were unavoidably postponed until the following year.

In this business environment, the Company established a management plan in August 2020. Based on consideration of the impact on the Group’s business environment due to the COVID-19 pandemic, the Company focused on initiatives to control the damage by rationalizing fleet sizes centered on dry bulk and car carriers and carefully selecting investment opportunities, while securing sufficient liquidity and increasing its own capital through asset sales of the international terminal service sector. At the same time, the Company strived to implement growth strategies based on the recognition of environment in the post-COVID-19 world and embody our efforts towards safety, environment, and quality, which include those that reduce greenhouse gas (GHG) emissions, increase constructions of LNG-fueled vessels and promote activities related to LNG bunkering vessels.

The performance of OCEAN NETWORK EXPRESS PTE. LTD. (hereinafter referred to as “ONE”), the Company’s equity-method affiliate, substantially improved because of the effects such as flexible operations adapted to robust demand and contributions from the continued high level of freight rates.

Due to these initiatives and the improved profits attributable to market rates, the Company achieved its target to increase its own capital significantly ahead of the schedule which was originally set in the mid-2020s.

As a result, operating revenues for the fiscal year were ¥625.486 billion (down ¥109.798 billion year on year), operating loss was ¥21.286 billion (compared to operating income of ¥6.840 billion for the previous fiscal year), and ordinary income was ¥89.498 billion (up ¥82.090 billion year on year). Profit attributable to owners of the parent was ¥108.695 billion (up ¥103.426 billion year on year).

The average foreign exchange rate in the current fiscal year was ¥105.79/US$ (yen appreciation of ¥3.34 /US$ compared to the previous fiscal year) and the average fuel oil price was US$363.06/MT* (down by US$103.93/MT compared to the previous fiscal year).

* MT: Metric ton (one metric ton is 1,000 kilograms)

Operating revenues	Operating income (loss)	Ordinary income (loss)	Profit (loss) attributable to owners of the parent
¥625.5 billion (A decrease of 14.9% year on year)	¥(21.3) billion (Income of ¥6.8 billion in the previous fiscal year)	¥89.5 billion (12.1× compared to the previous fiscal year)	¥108.7 billion (20.6× compared to the previous fiscal year)

Dry Bulk Segment (Billions of yen)

Operating revenues	182.0	(a decrease of 22.2% year on year)
Segment profit (loss)	(0.91)	(Income of ¥4.1 billion in the previous fiscal year)
Operating revenue composition ratio to total operating revenues 29.1%

[Dry Bulk Business]

In the Cape-size sector, market rates weakened significantly due to combined factors such as a sluggish economy as a result of the spread of COVID-19 at the beginning of the fiscal year and a decrease of shipment volume caused by unfavorable weather conditions at production sites. However, in the middle of the fiscal year, the market rates rose at times following the recovery of demand for cargo transportation to China. In the second half, the market rates generally remained firm despite some fluctuations, because of a recovery of economic activities in major countries and vigorous movements of crude steel production in China.

In the medium and small size vessel sector, cargo movements were sluggish worldwide early in the current fiscal year because of the spread of COVID-19, but the market rates picked up toward the middle of the fiscal year due to the resumption of economic activity in China and robust demand for transportation of grain from Brazil to China. In the second half, the medium and small size vessel supply balance tightened and the market rates remained solid because of a growing demand for coal import reflecting the cold wave in China in addition to brisk transportation of grain from the United States to China.

Under these circumstances, particularly due to remaining effect of weakened market rates in the first half of the fiscal year, the overall Dry Bulk Segment recorded a year-on-year decline in revenue and a loss despite our efforts in reducing operation costs and rationalizing fleet sizes as well as hedging market volatility risks using Forward Freight Agreement (FFA) contracts.

Energy Resource Transport Segment (Billions of yen)

Operating revenues	77.6	(a decrease of 8.3% year on year)
Segment profit (loss)	1.1	(a decrease of 89.2% year on year)
Operating revenue composition ratio to total operating revenues 12.4%

[Tanker and Thermal Coal Carrier Business]

Concerning large crude oil tankers (VLCCs), LPG carriers, and thermal coal carriers, the business stayed firm for mid- and long-term charter contracts and contributed to secure stable profit.

[LNG Carrier and Offshore Energy E&P Business]

As for LNG carriers and FPSO (Floating Production, Storage and Offloading system), the business stayed firm under mid- and long-term charter contracts and contributed to secure stable profit.

Regarding the offshore support vessel business, in the first half of the fiscal year, the offshore energy development became sluggish due to the impact of the oil price decline, and the market rate declined. The weakened market rates continued after the recovery from oil price decline that occurred in the second half.

Concerning the drillship, the business stayed firm during this period under the mid- and long-term charter contracts and contributed to secure stable profits. However, a loss was recorded based on consideration of the market forecast after the expiration of existing charter contracts in 2022.

Under these circumstances, the overall Energy Resource Transport Segment recorded a year-on-year decline both in revenue and profit.

Product Logistics Segment (Billions of yen)

Operating revenues	339.7	(a decrease of 11.7% year on year)
Segment profit (loss)	104.5	(loss of ¥2.9 billion in the previous fiscal year)
Operating revenue composition ratio to total operating revenues 54.3%

[Car Carrier Business]

In the first half of the fiscal year, demand for ocean transportation declined because of sluggish global sales and the production shutdown of factories in various countries due to the spread of COVID-19. The business recorded a year-on-year decrease in revenue and a loss was recorded despite the recovery of transportation demand in the second half as well as cost cutting measures such as vessel operation stoppage, temporary trade service revision and rationalization of fleet sizes.

[Logistics Business]

In the domestic logistics business, container handling volume recovered, backed by a growing demand for ocean container transportation worldwide. In the towage business, business volume continued downward due to a decline in demand for steel material and woodchips. The warehousing business continued to perform steadily. In the international logistics sector, cargo movements in the air forwarding business improved following a shift from ocean cargo to air cargo due to ocean transport congestion. Cargo movements related to e-commerce stayed firm due to nesting demand impacted by the spread of COVID-19.

[Short Sea and Coastal Business]

In the short sea business, regarding transportation of steel material, the shipment volume of steel products declined due to the effects of steelmakers’ production cutback in the first half. However, the transportation volume in the current fiscal year was on a par with the previous year, backed by a substantial recovery in demand in the second half. As for transportation of timber products, transportation volume of imported plywood declined year-on-year because of sluggish demand, but the transportation volume of biomass fuel significantly increased year-on-year due to the growing demand for renewable energy sources. Concerning bulk transportation, the transportation volume of Russian coal, the main cargo item, remarkably decreased year-on-year because of a fall in domestic demand.

In the coastal business, the transportation volume decreased year-on-year despite dealing with food and dairy products to make up for a decline in major cargo movements (e.g., paper and automobile) in the liner transportation. In the ferry services, the number of passengers and the transportation volume of passenger vehicles recorded a year-on-year steep decline due to the spread of COVID-19. In the tramp service business, the operation rate of both vessels dedicated to the transportation of limestone and coal and general cargo vessels decreased year-on-year due to the decline in demand for cargo transportation.

Under these circumstances, the transportation volume in the short sea and coastal business declined year-on-year.

[Port Business]

In the domestic terminal service sector, trans-Pacific trade stayed firm. In the second half, intra-Asia trade also entered a recovery trend, and handling volume increased year-on-year.

In the international terminal service sector, regarding the Group’s container terminal (managed by INTERNATIONAL TRANSPORTATION SERVICE, INC. (ITS)) in the West Coast of North America, cargo movements from Asia to North America increased steeply from summer onward due to nesting demand in the United States, so container handling volume remained on a firm trend. Moreover, as business with new users started in September 2020, both revenue and profit increased from the previous fiscal year.

Regarding ITS, the Company completed the transfer of all shares of ITS to an infrastructure investment fund operated by Macquarie Infrastructure and Real Assets in December 2020.

[Containership Business]

As for the performance of ONE, the Company’s equity-method affiliate, in the first half of the current fiscal year, while liftings recorded a year-on-year decrease, results improved due to flexible revisions to the number of voyages and policies implemented to improve vessel efficiency after the decline in global cargo movement caused by the spread of COVID-19. In the third quarter, freight and space utilization were strong centered on Asia-North America services, while demand for medical-related cargo and consumer goods recovered to a scale greater than normal years. This disrupted the supply chain by creating shortages for shipping space and containers as well as congestion at terminals and in inland transportation, pressuring supply-and-demand more than expected. In the fourth quarter, in addition to Asia-North America services, supply-and-demand was pressured for all services starting with Asia-Europe services. ONE continued initiatives aimed at improving disruption by introducing additional vessels and improving operations, and with freight remaining at high levels due to spikes in the short-term market, results improved greatly year-on-year.

As a result, the overall Product Logistics Segment recorded a year-on-year decrease in revenue, but a profit increased.

Other Segment (Billions of yen)

Operating revenues	26.2	(a decrease of 19.0% year on year)
Segment profit (loss)	1.1	(a decrease of 37.4% year on year)
Operating revenue composition ratio to total operating revenues 4.2%

Other Segment includes but not limited to the Group’s ship management service, travel agency service, and real estate and administration service. The segment recorded a year-on-year decline both in revenue and profit.

(2) Financial Position and Results of Operation

Item	FY2017	FY2018	FY2019	FY2020 (current fiscal year)
Operating revenues (Millions of yen)	1,162,025	836,731	735,284	625,486
Ordinary income (loss) (Millions of yen)	1,962	(48,933)	7,407	89,498
Profit (loss) attributable to owners of the parent (Millions of yen)	10,384	(111,188)	5,269	108,695
Basic profit (loss) per share (Yen)	111.13	(1,192.08)	56.50	1,165.34
Total assets (Millions of yen)	1,036,886	951,261	896,081	974,608
Net assets (Millions of yen)	243,094	181,233	200,234	316,162
Net assets per share of common stock (Yen)	2,326.65	1,110.48	1,083.88	2,339.28
Ratio of current profit to capital equity (ROE) (%)	4.8	(69.4)	5.1	68.1
Ratio of ordinary income to total assets (ROA) (%)	0.2	(4.9)	0.8	9.6
Capital equity ratio (%)	20.9	10.9	11.3	22.4

(Notes) 1.

“Partial Amendments to Accounting Standard for Tax Effect Accounting, etc.” (ASBJ Statement No. 28, issued on February 16, 2018) has been applied from the beginning of FY2018. Deferred tax assets are presented in the “investments and other assets” of the balance sheet, and deferred tax liabilities are presented in the “long-term liabilities.” In addition, figures in total assets and capital equity ratio for FY2017 are presented in figures after the restatement.

2.	Overviews of FY2017 to FY2020 are as follows.

FY2017:

The global economy continued to be steady throughout the year despite rising geopolitical tensions in some regions and concern over the trade friction between the U.S. and China. In the containership market, although the supply-demand balance did not reach a full-fledged recovery, in the dry bulk business, the cape-size sector market was on the path of recovery backed by vigorous movements of iron ore and coking coal cargo. Also, the medium-sized and small vessel sector continued to recover moderately, due to robust cargo movements mostly for grain and coal shipments. Despite negative impacts including the rising fuel oil prices and the ongoing appreciation of the yen, the Group returned to profitability at all stages of operating income, ordinary income and profit for the first time in three fiscal years. The contributing factors for the performance improvement included cost cutting measures and streamlining of the vessel allocation, in addition to the effect of the business structural reforms that the Group pressed forward with in the previous two fiscal years.

FY2018:

While the global economy continued a firm trend, worsening of the trade friction between the U.S. and China, a deceleration of the Chinese economy, and the specter of the U.K.’s exit from the European Union contributed to lingering sense of uncertainty regarding the future. Amid this situation, in response to the rapidly changing business environment, the Company carried out structural reforms aimed at improving profitability and reducing market-exposed fleets, and recorded a loss. Meanwhile, at the same time the Company reallocated management resources by “Selection and Concentration.”

FY2019:

Following on from the previous fiscal year, the global economy continued to face very difficult conditions. With concerns over economic slowdown and geopolitical uncertainties, consumption and manufacturing have stagnated since the beginning of 2020 due to the spread of COVID-19, which has started to cause significant restriction of global economic activity. In this business environment, backed by the effects through the structural reforms implemented in the previous fiscal year, we enhanced businesses that generate stable earnings, drastically realigned our car carrier service network, and restored freight in the car carrier business. In addition, backed by a substantial improvement in the business of OCEAN NETWORK EXPRESS PTE. LTD. (ONE), the Company’s equity-method affiliate, the Company successfully secured profitability in all operating income, ordinary income and profit for the period.

FY2020:	The overview for FY2020 is as provided in subsection “(1) Business Progress and Results,” pages 29 to 35.

(3) Capital Investment

Over the current fiscal year, the Group made overall capital investments of ¥45.332 billion.

The Dry Bulk, Energy Resource Transport, and Product Logistics segments made capital investments of ¥24.507 billion, ¥2.656 billion, and ¥16.115 billion, respectively, with such outlays primarily centered on ship construction.

In addition to the amounts noted above, the ship management services, travel agency services, real estate rental and administration services, and other businesses made capital investments amounting to ¥2.052 billion.

Meanwhile, sales of fixed assets amounted to ¥41.369 billion, mainly attributable to vessel disposal.

(4) Capital Procurement

In September 2020, the Company took out a new ¥30.0 billion subordinated loan and repaid the existing subordinated loan before maturity. Additionally, in March 2021, the Company conducted the first fundraising in Japan using a transition loan for a next-generation environment-friendly and LNG-fueled car carrier.

(5) Issues to Address

In FY 2021, while uncertainty remains in the form of COVID-19 mutant variants and other factors, vaccination is progressing, and we expect the global economy to head toward recovery after the large-scale negative growth last year. Due to the changes in lifestyles caused by the spread of COVID-19, we expect stable demand to continue for marine cargo movement.

In August 2020, the Group formulated our management plan. In response to COVID-19 pandemic, we optimized our fleet allocation, expanded equity, carefully refocused investments, and continued our tireless safety, environmental, and quality initiatives. While pursuing these policies as planned, ordinary income and profit for the period increased more than expected as the market for the containerships operated by ONE, the Company’s equity-method affiliate, trended stably, and we achieved our mid-2020s’ goal of expanding equity ahead of schedule.

In our management plan released in May 2021, based on the understanding that opportunities and threats will come simultaneously in the environment surrounding marine transport, we established five new business strategies. These include “refining our four-pillar business” and “venturing into new business areas.” Additionally, by enhancing our initiatives in sustainability management, we aim to enhance our corporate value and to be a company that all stakeholders will continue to turn to.

[Business strategy]

•	Refining our four-pillar businesses

We will refine the four pillars of dry bulk, energy resources, car carriers, and logistics/short sea and coastal through the following initiatives.

•	Enhance customer proposal capabilities

•	Enhance locations in growth markets

•	Continuously promote the optimization of fleet allocations

•	While carefully choosing investments focused on stable earnings, simultaneously evaluate taking certain risks to capture growth sectors

•	Further enhance our safe, reliable, high-quality services using data

•	Pursue thorough vessel efficiency

•	Venturing into new business areas

Using the Company’s knowledge, we will focus on the following growth fields jointly with our partners.

•	The renewable energy field (offshore wind power generation support vessels, etc.)

•	Establishing operating JVs in the domestic offshore wind power generation business

•	New energy transport (ammonia, hydrogen, CO2, etc.)

•	Transportation by small-scale LNG carrier

•	Peripheral businesses including LNG bunkering vessels

•	Use of zero-carbon-related and low-carbon-related technologies

•	Providing new value using DX

•	Accelerate global business development centered on Asia

•	Pursue global business development centered on the growth market of Asia

•	Using the Group’s network and cooperating with global partners

•	Achieve further competitiveness in the containership business

•	Continue our support of ONE from the perspective of a shareholder with the containership business as a key business sector

•	Continuously expand our financial base

[Initiatives in sustainability management]

•	System of initiatives to promote environmental management

In April 2021, we established the following three divisions. Coordinating with relevant organizations within the Company and other relevant companies, while pursuing environmental preservation through more multi-faceted, systematic business activities, we will contribute to the sustainable development of the economy and society and work to enhance corporate value.

•	Sustainability Promotion, IR, and Public Relations Group

•	Carbon Neutral Promotion Group

•	GHG Reduction Strategy Group

(6)	Status of Principal Subsidiaries, etc. (as of March 31, 2021)

Company name	Paid-in capital	Equity ownership (%)	Core business
KAWASAKI KINKAI KISEN KAISHA, LTD.	2,368 million yen	(50.7)	Marine transportation
“K” LINE LOGISTICS, LTD.	600 million yen	91.9	Air transportation agency
“K” LINE RORO BULK SHIP MANAGEMENT CO., LTD.	400 million yen	100.0	Ship management
DAITO CORPORATION	842 million yen	(51.0)	Harbor transportation
NITTO TOTAL LOGISTICS LTD.	1,596 million yen	(51.0)	Harbor transportation
HOKKAI TRANSPORTATION CO., LTD.	60 million yen	80.1	Harbor transportation
“K” LINE BULK SHIPPING (UK) LIMITED	33.97 million U.S. dollars	(100.0)	Marine transportation
“K” LINE LNG SHIPPING (UK) LIMITED	35.90 million U.S. dollars	(100.0)	Marine transportation
K LINE OFFSHORE AS	2,511.91 million Norwegian kroner	100.0	Marine transportation
“K” LINE PTE LTD	41.14 million U.S. dollars	100.0	Marine transportation
OCEAN NETWORK EXPRESS PTE. LTD.	3,000.00 million U.S. dollars	(31.0)	Marine transportation

(Notes) 1.	Figures shown in parentheses in the equity ownership column include ownership shares held by subsidiaries, etc.

2.	The Company’s 50.7% ownership of KAWASAKI KINKAI KISEN KAISHA, LTD. includes 3.1% ownership of other subsidiaries.

3.	The Company’s ownership ratio of DAITO CORPORATION and NITTO TOTAL LOGISTICS LTD. is through 51% ownership of KLKG HOLDINGS, Co., Ltd.

4.

With the transfer of the Company’s ownership of INTERNATIONAL TRANSPORTATION SERVICE, INC., which ran a container terminal business as a consolidated subsidiary in the previous fiscal year, to Macquarie Infrastructure and Real Assets, it was removed from principal subsidiaries.

5.	The Company’s ownership of “K” LINE BULK SHIPPING (UK) LIMITED and “K” LINE LNG SHIPPING (UK) LIMITED is through the Company’s wholly owned subsidiary “K” LINE HOLDING (EUROPE) LIMITED.

6.	K LINE OFFSHORE AS increased its capital by 150.00 million Norwegian kroner in September 2020 and by 65.00 million Norwegian kroner in December 2020.

7.

The Company’s ownership ratio of OCEAN NETWORK EXPRESS PTE. LTD. is through 31.0% ownership of OCEAN NETWORK EXPRESS HOLDINGS, LTD. OCEAN NETWORK EXPRESS PTE. LTD. is an equity-method affiliate running a containership business but is listed from the perspective of importance.

(7) Main Locations (as of March 31, 2021)

(i)	The Company

Name	Location
Head Office	Iino Building, 1-1, Uchisaiwai-cho 2-chome, Chiyoda-ku, Tokyo, Japan

Registered Head Office	Shinko Building, 8 Kaigan - dori, Chuo-ku, Kobe, Japan

Nagoya Branch	Nagoya International Center Building, 47-1, Nagono 1-chome, Nakamura-ku, Nagoya, Japan

Kansai Branch	Shinko Building, 8 Kaigan-dori, Chuo-ku, Kobe, Japan

Overseas Representative Office	Taipei, Manila, Yangon, Dubai

(ii)	Subsidiaries, etc.

Company name	Location
KAWASAKI KINKAI KISEN KAISHA, LTD.	Tokyo, Kushiro, Sapporo, Tomakomai, Muroran, Hachinohe, Naka, Shizuoka, Osaka, Kitakyushu, Oita, Nichinan

“K” LINE LOGISTICS, LTD.	Tokyo, Ichikawa, Nagoya, Osaka

“K” LINE RORO BULK SHIP MANAGEMENT CO., LTD.	Kobe, Tokyo, the Philippines

DAITO CORPORATION	Tokyo, Chiba, Yokohama

NITTO TOTAL LOGISTICS LTD.	Kobe, Tokyo, Nagoya, Osaka, Kurashiki

HOKKAI TRANSPORTATION CO., LTD.	Kushiro, Sapporo, Tomakomai, Tokyo

“K” LINE BULK SHIPPING (UK) LIMITED	U.K.

“K” LINE LNG SHIPPING (UK) LIMITED	U.K.

K LINE OFFSHORE AS	Norway

“K” LINE PTE LTD	Singapore

OCEAN NETWORK EXPRESS PTE. LTD.	Singapore

(iii)	Other Locations Overseas

Korea, China, Taiwan, Thailand, Singapore, Malaysia, Indonesia, Vietnam, India, Australia, U.K., Germany, Belgium, Turkey, U.S.A., Mexico, Peru, Chile, Brazil, South Africa

(8)	Status of Employees (as of March 31, 2021)

Name of segment	Dry Bulk	Energy Resource Transport	Product Logistics	Other	Corporate (common)	Total
Number of employees	165	203	4,145	1,192	375	6,080
As of previous fiscal year end	165	193	4,178	1,238	390	6,164
Change from previous fiscal year end	—	10	(33)	(46)	(15)	(84)

(Note)	Employees categorized as “Corporate (common)” are employees belonging to administrative divisions who cannot be categorized as belonging to a particular segment.

(9)	Status of Vessels (as of March 31, 2021)

Name of segment	Dry Bulk	Energy Resource Transport		Product Logistics			Total
Vessel type	Dry bulk carriers	Tankers and thermal coal carriers	LNG carriers and offshore support vessels	Car carriers	Short sea and coastal vessels	Containerships
Category
Owned
Number of vessels	52	17	21	33	25	7	155
Deadweight tons	6,290,705	2,246,928	1,159,602	442,571	235,937	460,448	10,836,191
Chartered
Number of vessels	129	26	2	46	18	36	257
Deadweight tons	16,796,331	2,668,048	152,272	854,046	235,986	3,503,346	24,210,029
Total
Number of vessels	181	43	23	79	43	43	412
Deadweight tons	23,087,036	4,914,976	1,311,874	1,296,617	471,923	3,963,794	35,046,220

(Note)	The numbers of owned vessels include vessels for which ownership is shared and the numbers of deadweight tons include the portions owned by other companies in these vessels.

(10) Reorganizations, etc. (Transfer of Business, Mergers, etc.)

The Company transferred all of its holding shares of its subsidiary INTERNATIONAL TRANSPORTATION SERVICE, INC. to an infrastructure investment fund operated by Macquarie Infrastructure and Real Assets in December 2020.

(11) Other Important Matters Related to Current Conditions of the Corporate Group

The Group has been investigated by the competition authorities in certain countries in relation to alleged anti-competitive behavior (alleged formation of a cartel) relating to the transportation of automobiles, automotive construction machineries, and other automotive vehicles. In addition, the Group is currently subject to class actions in certain countries in relation to the same matter.

2.	Matters Related to Corporate Stocks (as of March 31, 2021)

(1)	Number of Authorized Shares:	200,000,000 shares

(2)	Number of Issued and Outstanding Shares:	93,938,229 shares

(3)	Aggregate Number of Shareholders:	26,708

(4)	Major Shareholders (top 10)

Name of shareholders	Number of shares held (Thousands)	Percentage of shares held (%)
ECM MF	10,716	11.43
GOLDMAN SACHS INTERNATIONAL	10,553	11.25
The Master Trust Bank of Japan, Ltd. (trust account)	5,836	6.22
MLI FOR CLIENT GENERAL OMNI NON COLLATERAL NON TREATY-PB	5,803	6.19
J.P. MORGAN SECURITIES PLC FOR AND ON BEHALF OF ITS CLIENTS JPMSP RE CLIENT ASSETS-SEGR ACCT	5,100	5.44
CGML PB CLIENT ACCOUNT/COLLATERAL	4,722	5.03
Custody Bank of Japan, Ltd. (trust account)	2,418	2.58
IMABARI SHIPBUILDING CO., LTD.	2,352	2.50
Custody Bank of Japan, Ltd. (Kawasaki Heavy Industries, Ltd. retirement benefit trust account re-entrusted by Mizuho Trust & Banking Co., Ltd.)	2,035	2.17
Sompo Japan Insurance Inc.	1,910	2.03

(Note) Percentage of shares held is calculated excluding treasury stock (196,580 shares).

(5)	The Status of Shares Issued to Directors and Audit & Supervisory Board Members as Consideration for Execution of Their Duties During the Current Fiscal Year

The Company issued 1,383 shares of remuneration relating to the performance-based share remuneration plan for two Directors (excluding Outside Directors) during the current fiscal year.

3.	Matters Related to Directors and Audit & Supervisory Board Members

(1)	Details of Directors and Audit & Supervisory Board Members (as of March 31, 2021)

Name	Position	Areas of responsibility in the Company and significant concurrent positions

Yukikazu Myochin	Representative Director, President & CEO	CEO

Atsuo Asano	Representative Director, Vice President Executive Officer	Assistant to President & CEO, Responsible for Dry Bulk Carriers Unit, Marine Sector, Advanced Technology, Ship Technical and Environmental Affairs Unit

Yukio Toriyama	Representative Director, Senior Managing Executive Officer	Responsible for Corporate Unit (General Affairs, Human Resources, Legal, Corporate Legal Risk & Compliance, Corporate Planning, Research, Finance, Accounting, Taxation, IR & PR), CFO (Chief Financial Officer)

Kazuhiko Harigai	Representative Director, Senior Managing Executive Officer	Responsible for Energy Transportation Business Unit

Yasunari Sonobe	Director, Senior Managing Executive Officer	Responsible for Product Logistics Business Unit (Car Carriers, Port Business, Logistics, Affiliated Business Promotion)

Makoto Arai	Director, Managing Executive Officer	In charge of Legal, Corporate Legal Risk & Compliance, Assistance to Internal Audit, CCO (Chief Compliance Officer)

Seiichi Tanaka	Director	Remuneration Advisory Committee Chairperson, and Outside Auditor of Meiji Shipping Co., Ltd.

Keiji Yamada	Director	Special Advisor to the President and Professor, Department of Interdisciplinary Studies in Law and Policy, Faculty of Law of Kyoto Sangyo University, Outside Audit & Supervisory Board member of HORIBA, Ltd. and Outside Director of TOSE CO., LTD.

Ryuhei Uchida	Director	Director of Effissimo Capital Management Pte Ltd

Kozue Shiga	Director	Nominating Advisory Committee Chairperson, and Of Counsel of Shiraishi Sogo Law Office

Tsuyoshi Yamauchi	Standing Audit & Supervisory Board Member

Kunihiko Arai	Standing Audit & Supervisory Board Member

Atsumi Harasawa	Audit & Supervisory Board Member	Partner of Igarashi • Watanabe • Esaka Law Office and Outside Director of Ricoh Leasing Company, Ltd.

Shinsuke Kubo	Audit & Supervisory Board Member	Representative Partner of Kyoei Accounting Office and Outside Audit & Supervisory Board Member of Japan Airlines Co., Ltd.

(Notes) 1.

Directors Seiichi Tanaka, Keiji Yamada, Ryuhei Uchida, and Kozue Shiga are Outside Directors. The Company has designated Seiichi Tanaka, Keiji Yamada, and Kozue Shiga as independent directors pursuant to the regulations of each of the stock exchanges on which the Company is listed, and has provided the relevant notifications to each of these exchanges.

2.

Audit & Supervisory Board Members Atsumi Harasawa and Shinsuke Kubo are Outside Audit & Supervisory Board Members. The Company has designated them both as independent auditors pursuant to the regulations of each of the stock exchanges on which the Company is listed, and has provided the relevant notifications to each of these exchanges.

3.

Audit & Supervisory Board Member Tsuyoshi Yamauchi has considerable knowledge of financial and accounting matters based on his engagement in a wide range of sectors in corporate divisions, notably in Corporate Planning of the Company. Audit & Supervisory Board Member Kunihiko Arai has considerable knowledge of financial and accounting matters based on his engagement in a wide range of both domestic and overseas sectors including being a Representative at overseas bases of the Company. Audit & Supervisory Board Member Shinsuke Kubo is qualified as a certified public accountant with considerable knowledge of financial and accounting matters based on his engagement in CPA offices inside and outside Japan.

4.

Directors Eizo Murakami, Harusato Nihei, and Akira Okabe and Audit & Supervisory Board Member Kozue Shiga retired from their positions due to the expiration of their terms of office upon the conclusion of the Ordinary General Meeting of Shareholders held on June 23, 2020.

5.	Director Seiichi Tanaka is Outside Auditor of Meiji Shipping Co., Ltd. No special interests exist between the Company and the said company.

6.

Director Keiji Yamada is Special Advisor to the President and Professor, Department of Interdisciplinary Studies in Law and Policy, Faculty of Law of Kyoto Sangyo University, Outside Audit & Supervisory Board member of HORIBA, Ltd. and Outside Director of TOSE CO., LTD. No special interests exist between the Company and each of these entities where he concurrently holds the positions.

7.

Director Ryuhei Uchida is Director of Effissimo Capital Management Pte Ltd. The entity has submitted a statement of large-volume holdings stating that it holds 38.99% of the issued and outstanding shares of the Company.

8.	Director Kozue Shiga is Of Counsel of Shiraishi Sogo Law Office. No special interests exist between the Company and the said office.

9.

Audit & Supervisory Board Member Atsumi Harasawa is Partner of Igarashi • Watanabe • Esaka Law Office and Outside Director of Ricoh Leasing Company, Ltd. No special interests exist between the Company and both entities where she concurrently holds the positions.

10.

Audit & Supervisory Board Member Shinsuke Kubo is Representative Partner of Kyoei Accounting Office. No special interests exist between the Company and the said office. In addition, he is Outside Audit & Supervisory Board Member of Japan Airlines Co., Ltd. The Company’s air cargo business conducts business transactions with the said company, but annual transaction volume accounts for less than 1% of the Company’s consolidated sales and less than 1% of consolidated sales of the said company.

(2)	Directors’ and Audit & Supervisory Board Members’ Remuneration

(i)	Amount of Directors’ and Audit & Supervisory Board Members’ Remuneration

Category	Total amount of remuneration (Millions of yen)	Total amount of remuneration by type (Millions of yen)			Number of Directors and Audit & Supervisory Board Members
		Fixed remuneration	Performance-based remuneration
		Monthly remuneration	Bonuses based on consolidated performance	Performance- based share remuneration
Directors (excluding Outside Directors)	287	285	—	1	8
Outside Directors	32	32	—	—	4
Total	319	318	—	1	12
Audit & Supervisory Board Members (excluding Outside Audit & Supervisory Board Members)	69	69	—	—	2
Outside Audit & Supervisory Board Members	14	14	—	—	3
Total	84	84	—	—	5

(Notes) 1.

The above table includes three Directors and one Audit & Supervisory Board Member who retired from their positions due to the expiration of their terms of office upon the conclusion of the Ordinary General Meeting of Shareholders held on June 23, 2020.

2.	The above table includes 1,383 shares issued as performance-based share remuneration for two Directors.

(ii)	Matters Related to Resolutions by the General Meeting of Shareholders on Directors’ and Audit & Supervisory Board Members’ Remuneration

The maximum amount of monetary remuneration for Directors was set at no more than ¥600 million per year and a performance-based share remuneration plan was introduced in which the determination of the specific amount to be paid is left to the discretion of the Board of Directors to be within the framework of the total amount as resolved by resolution of the Ordinary General Meeting of Shareholders held on June 24, 2016. The number of Directors as of the conclusion of said Ordinary General Meeting of Shareholders is nine (of which, three are Outside Directors).

In accordance with the resolution of the Ordinary General Meeting of Shareholders held on June 24, 2016, the Company introduced the plan for the four fiscal years from the fiscal year ended March 31, 2018 to the fiscal year ended March 31, 2021 (hereinafter, this four-fiscal-year period and each subsequent four-fiscal-year period are referred to as the “Period”; there is no date set for the termination of the trust, and the trust will continue as long as the plan continues), as well as for each Period that follows. The Company established the trust for eligible Directors, etc. as beneficiaries with the Company contributing up to ¥480 million as the funds necessary to acquire the shares to be delivered to Directors, etc. based on the plan during the initial period.

The maximum amount of remuneration for Audit & Supervisory Board Members was set at no more than ¥12 million per month by resolution of the Ordinary General Meeting of Shareholders held on June 26, 2006. The number of Audit & Supervisory Board Members as of the conclusion of said Ordinary General Meeting of Shareholders is four (of which, two are Outside Audit & Supervisory Board Members).

(iii)	Policies on Remuneration for Each Individual Director

a.	Method of determining policies on remuneration for each individual Director

•

Policies on determining remuneration for each individual Director are decided based on Article 13 of the Kawasaki Kisen Kaisha, Ltd. CORPORATE GOVERNANCE GUIDELINES established at the Board of Directors meeting held on November 27, 2015.

b.	Overview of contents of policies for determining remuneration for each individual Director

•

The amount of remuneration for each individual Director shall be fair and adequate in consideration of the Company’s business performance and in light of the levels of remuneration paid by other comparable companies. The remuneration for Executive Directors shall be appropriate, fair, and balanced so as to reflect the Company’s medium- to long-term business performance and the latent risks borne by said Executive Directors and to further enhance their willingness and motivation to bring about the Company’s sustainable growth and maximize its corporate value. In addition, the remuneration for Outside Directors shall reflect the amount of time devoted to the Company’s business, and the responsibilities borne by them, and shall not include business performance-linked factors.

c.	Reasons the Board of Directors has judged that the contents of remuneration for each individual Director are in line with said policies

•

The institutional design and level of remuneration for Directors shall be deliberated on, resolved, and recommended to the Board of Directors by the Remuneration Advisory Committee pursuant to the aforementioned policies.

•

The Board of Directors shall respect the recommendations of the Remuneration Advisory Committee and approve the remuneration for each Director within the limit of the maximum yearly remuneration as resolved by the General Meeting of Shareholders, and the Representative Director, President & CEO shall ultimately determine the amount to be paid to each Director. The amount of performance-based remuneration for each Director is determined according to the formula stipulated in the internal regulations within the limit of the resolution at the Ordinary General Meeting of Shareholders held on June 24, 2016.

•

In accordance with the above, the Company has judged that the contents of remuneration for each individual Director in the current fiscal year are in line with the policies for determining remuneration for each individual Director.

•

The Remuneration Advisory Committee shall comprise all Independent Outside Directors, the Chairman, and the President & CEO. The chairperson shall be appointed from among committee members who are Independent Outside Directors.

(iv)	Policies on delegation of authority to determine the contents of remuneration for each individual Director

The contents of remuneration for each individual Director shall ultimately be determined by Yukikazu Myochin, the Representative Director, President & CEO, who has a general understanding of the status of execution of duties by Directors from the perspective of privacy and accurate ratings, as resolved at the Board of Directors meeting held on June 23, 2020.

In order for the Representative Director, President & CEO to appropriately exercise said authority in determining the amount to be paid to each individual Director, the Remuneration Advisory Committee provides recommendations within the limit of the maximum yearly remuneration as resolved by the General Meeting of Shareholders and said recommendations are approved at a meeting of the Board of Directors.

The Company has judged that the delegation of said authority is appropriate based on the fact that the undertaking of said measures can serve to ensure objectivity and transparency.

(v)	Method of determining indicators relating to performance-based remuneration and amount of said performance-based remuneration; and reasons for selecting said indicators

a.	Method of determining indicators relating to performance-based remuneration and amount of said performance-based remuneration

•	Bonuses based on consolidated performance

Bonuses based on consolidated performance are primarily linked to consolidated performance (operating income and profit attributable to owners of the parent) for single fiscal years to enhance the transparency and objectivity of payment standards.

The coefficient for multiplying the monthly (fixed) remuneration of individual Directors shall be determined according to consolidated performance (operating income and profit attributable to owners of the parent) and individual contributions for the single fiscal year based on the designated formula. The coefficient for multiplying the monthly (fixed) remuneration is dependent on the individual’s position, but the minimum value is 0%, the value in the standard assumed case is 5%, and the maximum value is 34%. The coefficient to be multiplied by the fixed remuneration for the current fiscal year was 1.3% as based on the consolidated operating income and profit attributable to shareholders of the parent for FY2019; however, in light of the performance and difficult business environment in FY2019, the Company decided not to pay any bonuses based on consolidated performance.

•	Performance-based share remuneration

The points to be granted to Directors in performance-based share remuneration (hereinafter “BBT”) shall be calculated using the following method as linked to the Company’s total shareholder return (TSR; hereinafter “TSR”) in order to further share value with shareholders, strengthen incentives for Directors to enhance corporate value over the medium- to long-term, and make it functioning more effectively.

A combination of the ratio of the Company’s TSR to the TOPIX growth rate (hereinafter, the “TSR Ratio”) and the ranking of the Company’s TSR to the TSR of other companies (hereinafter, the “Ranking”) shall be used to determine the coefficient for multiplying fixed remuneration.

The period for evaluating the TSR Ratio and the Ranking shall be three years, and the evaluation (points awarded) shall be conducted every fiscal year.

If the TSR Ratio is 50% or less, the coefficient shall be 0% (the minimum value); if the TSR Ratio is 100%, the coefficient shall be 10% (the standard value); if the TSR Ratio is 150% or more, the coefficient shall be 40% (the maximum value); and if the TSR Ratio is more than 50% but less than 100% or more than 100% but less than 150%, the coefficient shall be calculated through a certain formula. This system is designed to increase incentives for Directors to enhance shareholder value by increasing the coefficient that remuneration shall be multiplied by when the TSR Ratio exceeds 100%.

The Ranking shall be determined by establishing the TSR of two comparable companies in the same general maritime industry as the Company, Nippon Yusen Kabushiki Kaisha and Mitsui O.S.K. Lines, Ltd., and calculating the TSR of the Company using the same method.

The coefficients calculated as detailed above shall be multiplied by the fixed remuneration of individual Directors to calculate the amount of BBT remuneration, which will be converted into points and awarded to individual Directors.

In the current fiscal year, the ratio of the Company’s TSR to TOPIX growth rate for the three-year period from FY2017 to FY2019 was less than 50%, and the coefficient to be multiplied by fixed remuneration was zero. The current fiscal year includes ¥1 million for two retired Directors who were awarded points based on the former plan for performance-based remuneration (the performance-based share remuneration plan of the 150th term).

(Note)	Total Shareholders Return (TSR): The rate of increase of the Company’s shares over a fixed period + The dividend rate over the fixed period (Total dividend ÷ Initial share price).

b.	Reasons for selecting said indicators

The Company aims to optimize the balance between short-term performance and medium- to long-term corporate value enhancement, and to provide Directors with sound incentives for sustainable growth.

<For your reference>

Overview of the Design of Remuneration System

Classification	Type of remuneration	Nature of remuneration	Method of determination	Maximum limit of remuneration

Director	1) Monthlyremuneration	Fixed remuneration	Remuneration is determined in accordance with position and performance rating.
	2) Bonusesbased on consolidated performance*		Linked to the degree of achievement of consolidated performance targets in single fiscal years	Within 600 million yen / year
		Variable remuneration	Linked to the Company’s medium- to long-term total shareholders return (TSR)	Over the 4 fiscal years from FY ended March 31, 2018 up until FY ended March 31, 2021:
	3) Performance-basedshare remuneration (BBT)*		TSR = The rate of increase of the Company’s shares over a fixed period + The dividend rate over the fixed period (Total dividend ÷ Initial share price)	(1) Amount contributed to the trust by the Company: 480 million yen (2) Maximum points awarded to Directors in any 1 FY: 620,000 points (equivalent to 62,000 shares)

Audit & Supervisory Board Member	Monthly remuneration only	Fixed remuneration	Determined following deliberation among Audit & Supervisory Board Members	Within 12 million yen / month

*	Limited to Executive Directors

(3)	Matters Related to Outside Directors and Outside Audit & Supervisory Board Members

Status of Main Activities During the Current Fiscal Year and Summary of Duties Performed in Relation to Expected Roles

Name	Position	Status of Main Activities and Summary of Duties Performed in Relation to Expected Roles
Seiichi Tanaka	Outside Director	Mr. Tanaka attended all 18 of the meetings of the Board of Directors held during the current fiscal year. Based on his abundant experience and knowledge as a corporate manager, he fulfilled his expected roles of making comments as appropriate from an objective standpoint as the head of Outside Director and supervising the execution of business through his activities in his position as Remuneration Advisory Committee Chairperson and Nominating Advisory Committee Member.

Keiji Yamada	Outside Director	Mr. Yamada attended 17 of the 18 meetings of the Board of Directors held during the current fiscal year. Based on his wide range of experience/personal network and insight from his long-term experience as a head of administrative organs, he has fulfilled his expected roles of making comments as appropriate from an objective standpoint as an Outside Director and supervising the execution of business through his activities in his position as Remuneration Advisory Committee Member and Nominating Advisory Committee Member.

Ryuhei Uchida	Outside Director	Mr. Uchida attended all 18 meetings of the Board of Directors held during the current fiscal year. Based on his abundant experience and insight in corporate value enhancement at a general trading company and investment funds, he has fulfilled his expected roles of making comments as appropriate from an objective standpoint as an Outside Director and contributing to the enhancement of the Group’s corporate governance with his precise supervision on the Company’s management and the execution of business.

Kozue Shiga	Outside Director	Ms. Shiga attended all 18 meetings of the Board of Directors held during the current fiscal year and the term she served as Audit & Supervisory Board Member, as well as all 4 meetings of the Audit & Supervisory Board held during her term of office as Audit & Supervisory Board Member. Utilizing her expert knowledge and experience as a lawyer, she contributed to the improvement of audit and supervisory functions of the Group as an Outside Audit & Supervisory Board Member and performed her duties as expected. In addition, she has fulfilled her expected roles of making comments as appropriate from an objective standpoint as an Outside Director and supervising the execution of business through her activities in her position as Remuneration Advisory Committee Member and Nominating Advisory Committee Chairperson.

Name	Position	Status of Main Activities and Summary of Duties Performed in Relation to Expected Roles
Atsumi Harasawa	Outside Audit & Supervisory Board Member	Ms. Harasawa attended all 18 meetings of the Board of Directors and all 16 meetings of the Audit & Supervisory Board held during the current fiscal year. She has fulfilled her expected roles of making comments as appropriate from an expert perspective as a lawyer and conducting effective auditing from an independent point of view.

Shinsuke Kubo	Outside Audit & Supervisory Board Member	Mr. Kubo attended all 13 meetings of the Board of Directors and all 12 meetings of the Audit & Supervisory Board held after his assumption of office in June 2020. He has fulfilled his expected roles of making comments as appropriate from an expert perspective as a certified public accountant and conducting effective auditing from an independent point of view.

(4)	Overview of Contents of Limited Liability Contracts

The Company’s Articles of Incorporation stipulate that, pursuant to the provisions of Article 427, Paragraph (1) of the Companies Act, the Company may conclude limited liability contracts as prescribed in Article 423, Paragraph (1) of the said Act with Directors (excluding Executive Directors) and Audit & Supervisory Board Members. Based on the provisions, the Company has concluded limited liability contracts with Non-Executive Directors Seiichi Tanaka, Keiji Yamada, Ryuhei Uchida and Kozue Shiga, as well as all Audit & Supervisory Board Members. When acting in good faith and in the absence of any serious negligence, the limit of liability on the basis of any such contract will amount to either ¥10 million or an amount stipulated by laws and regulations, whichever amount may be higher.

Consolidated Financial Statements

Consolidated Balance Sheet

(Millions of yen)
As of March 31, 2021
ASSETS
Current assets:
Cash and deposits	132,371
Accounts and notes receivable-trade	56,125
Raw materials and supplies	22,309
Prepaid expenses and deferred charges	38,790
Short-term loans receivable	1,844
Other current assets	15,685
Allowance for doubtful receivables	(915)

Total current assets	266,210

Fixed assets:
(Tangible assets)
Vessels	352,981
Buildings and structures	10,641
Machinery and vehicles	3,338
Land	16,356
Construction in progress	3,877
Other tangible assets	4,137

Total tangible assets	391,334

(Intangible assets)
Other intangible assets	3,551

Total intangible assets	3,551

(Investments and other assets)
Investments in securities	257,522
Long-term loans receivable	19,043
Assets for retirement benefits	857
Deferred tax assets	3,378
Other investments and other assets	33,964
Allowance for doubtful receivables	(1,253)

Total investments and other assets	313,512

Total fixed assets	708,398

Total assets	974,608

(Note) The amounts presented are rounded down to the nearest million yen.

Consolidated Balance Sheet

(Millions of yen)
As of March 31, 2021
LIABILITIES
Current liabilities:
Accounts and notes payable-trade	51,661
Short-term loans and current portion of long-term loans	138,002
Current portion of obligations under finance leases	6,023
Accrued income taxes	1,404
Allowance for loss related to the Anti-Monopoly Act	357
Allowance for loss on liquidation of subsidiaries	62
Allowance for loss on chartering contracts	15,556
Allowance for bonuses	2,655
Allowance for directors’ bonuses	117
Other current liabilities	45,688

Total current liabilities	261,529

Long-term liabilities:
Bonds	7,000
Long-term loans, less current portion	325,803
Obligations under finance leases, less current portion	30,176
Deferred tax liabilities	5,759
Deferred tax liabilities on land revaluation	1,174
Allowance for directors’ and audit and supervisory board members’ retirement benefits	353
Allowance for directors’ stock benefits	48
Accrued expenses for overhaul of vessels	11,904
Liability for retirement benefits	6,499
Derivative liabilities	5,045
Other long-term liabilities	3,150

Total long-term liabilities	396,916

Total liabilities	658,446

NET ASSETS
Shareholders’ equity:
Common stock	75,457
Capital surplus	14,295
Retained earnings	130,723
Treasury stock	(2,373)

Total shareholders’ equity	218,103

Accumulated other comprehensive income:
Net unrealized holding gain on investments in securities	3,960
Deferred loss on hedges	(3,657)
Revaluation reserve for land	4,630
Translation adjustments	(1,963)
Retirement benefits liability adjustments	(2,879)

Total accumulated other comprehensive income	90

Non-controlling interests	97,968

Total net assets	316,162

Total liabilities and net assets	974,608

(Note)	The amounts presented are rounded down to the nearest million yen.

Consolidated Statement of Operations

(Millions of yen)

Year ended March 31, 2021
Marine transportation and other operating revenues	625,486
Marine transportation and other operating costs and expenses	590,046

Gross profit	35,440

Selling, general and administrative expenses	56,726

Operating income	(21,286)

Non-operating income:
Interest income	541
Dividend income	1,977
Equity in earnings of affiliates	118,165
Exchange gain, net	1,401
Other non-operating income	1,461

Total non-operating income	123,547

Non-operating expenses:
Interest expenses	10,056
Other non-operating expenses	2,705

Total non-operating expenses	12,762

Ordinary income	89,498

Extraordinary income:
Gain on sales of fixed assets	11,947
Gain on sales of subsidiaries	19,894
Other extraordinary income	496

Total extraordinary income	32,339

Extraordinary losses:
Loss on impairment of fixed assets	6,307
Loss on cancellation of chartered vessels	1,061
Other extraordinary losses	613

Total extraordinary losses	7,982

Profit before income taxes	113,854

Income taxes:
Current	2,628
Deferred	143

Total income taxes	2,772

Profit	111,082

Profit attributable to non-controlling interests	2,386

Profit attributable to owners of the parent	108,695

(Note)	The amounts presented are rounded down to the nearest million yen.

Independent Auditor’s Report

May 18, 2021

The Board of Directors

Kawasaki Kisen Kaisha, Ltd.

Ernst & Young ShinNihon LLC Tokyo, Japan

Designated Engagement Partner
Certified Public Accountant

Designated Engagement Partner
Certified Public Accountant

Designated Engagement Partner
Certified Public Accountant

Opinion

Pursuant to Article 444, paragraph 4 of the Companies Act, we have audited the accompanying consolidated financial statements, which comprise the consolidated balance sheet, the consolidated statement of operations, the consolidated statement of changes in net assets, and notes to the consolidated financial statements of Kawasaki Kisen Kaisha, Ltd. and its consolidated subsidiaries (the Group) applicable to the fiscal year from April 1, 2020 to March 31, 2021.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position and results of operations of the Group applicable to the fiscal year ended March 31, 2021, in accordance with accounting principles generally accepted in Japan.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Group in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Japan, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Emphasis of Matter

We draw attention to “Note on Significant Subsequent Events” to the consolidated financial statements, which describes that the Company has signed an agreement to transfer all shares of a subsidiary, Century Distribution Systems, Inc. (“CDS”), based on the resolution at the Board of Directors’ meeting on April 30, 2021. On the same day, decision was made to transfer the certain fixed assets, such as buildings, structures and land, etc., owned in California, USA, by Universal Logistics System, Inc. (“ULS”), a subsidiary of CDS, to a third party.

Our opinion is not qualified in respect of this matter.

Responsibilities of Management, the Corporate Auditor and the Board of Corporate Auditors for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Group’s ability to continue as a going concern and disclosing, as required by accounting principles generally accepted in Japan, matters related to going concern.

The Corporate Auditor and the Board of Corporate Auditors are responsible for overseeing the Group’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with auditing standards generally accepted in Japan, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

•

Consider internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances for our risk assessments, while the purpose of the audit of the consolidated financial statements is not expressing an opinion on the effectiveness of the Group’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Group to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation in accordance with accounting principles generally accepted in Japan.

•

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with the Corporate Auditor and the Board of Corporate Auditors regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide the Corporate Auditor and the Board of Corporate Auditors with a statement that we have complied with the ethical requirements regarding independence that are relevant to our audit of the financial statements in Japan, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

Interest Required to Be Disclosed by the Certified Public Accountants Act of Japan

Our firm and its designated engagement partners do not have any interest in the Group which is required to be disclosed pursuant to the provisions of the Certified Public Accountants Act of Japan.

Non-Consolidated Financial Statements

Non-Consolidated Balance Sheet

(Millions of yen)

As of March 31, 2021
ASSETS
Current assets:
Cash and deposits	64,318
Accounts receivable-shipping	25,026
Advances paid	2,546
Supplies	17,727
Prepaid expenses and deferred charges	38,524
Accounts receivable from agencies	7,212
Short-term loans receivable	14,183
Other current assets	6,863
Allowance for doubtful receivables	(787)

Total current assets	175,615

Fixed assets:
(Tangible assets)
Vessels	61,860
Buildings	916
Structures	57
Machinery and equipment	37
Vehicles and transportation equipment	13
Equipment and fixtures	207
Land	4,589
Construction in progress	1,459
Other tangible assets	275

Total tangible assets	69,417

(Intangible assets)
Software	414
Other intangible assets	13

Total intangible assets	427

(Investments and other assets)
Investments in securities	16,617
Shares of subsidiaries and affiliates	199,272
Investments in capital	492
Investments in capital of subsidiaries and affiliates	4,300
Long-term loans receivable	5,886
Long-term loans receivable from employees	372
Long-term loans receivable from subsidiaries and affiliates	36,777
Long-term prepaid expenses	15,830
Prepaid pension cost	2,267
Lease investment assets	15,223
Lease and guarantee deposits	1,619
Other investments and other assets	1,403
Allowance for doubtful receivables	(714)

Total investments and other assets	299,350

Total fixed assets	369,195

Total assets	544,810

(Note)	The amounts presented are rounded down to the nearest million yen.

Non-Consolidated Balance Sheet

(Millions of yen)

As of March 31, 2021
LIABILITIES
Current liabilities:
Accounts payable-shipping	41,232
Short-term loans and current portion of long-term loans	126,258
Current portion of obligations under finance leases	2,088
Accounts payable-other	2,410
Accrued expenses	185
Accrued income taxes	111
Advances received	19,739
Deposits received	8,072
Accounts payable to agencies	1,835
Allowance for loss related to the Anti-Monopoly Act	357
Allowance for loss on liquidation of subsidiaries	72
Allowance for loss on chartering contracts	17,516
Allowance for loss on guarantees	1,759
Allowance for bonuses	930
Other current liabilities	2,526

Total current liabilities	225,096

Long-term liabilities:
Bonds	7,000
Long-term loans, less current portion	193,187
Long-term loans payable from subsidiaries	50,294
Obligations under finance leases, less current portion	14,665
Allowance for employees’ retirement benefits	554
Allowance for directors’ stock benefits	48
Accrued expenses for overhaul of vessels	58
Deferred tax liabilities	4,070
Deferred tax liabilities on land revaluation	877
Other long-term liabilities	4,406

Total long-term liabilities	275,162

Total liabilities	500,258

NET ASSETS
Shareholders’ equity:
Common stock	75,457
Capital surplus:
Capital reserve	1,300

Total capital surplus	1,300

Retained earnings:
Other retained earnings
Reserve for advanced depreciation	162
Retained earnings carried forward	(34,877)

Total other retained earnings	(34,715)

Total retained earnings	(34,715)

Treasury stock	(2,325)

Total shareholders’ equity	39,716

Valuation and translation adjustments:
Net unrealized holding gain on investments in securities	3,328
Deferred gain on hedges	(550)
Revaluation reserve for land	2,057

Total valuation and translation adjustments	4,835

Total net assets	44,551

Total liabilities and net assets	544,810

(Note)	The amounts presented are rounded down to the nearest million yen.

Non-Consolidated Statement of Operations

(Millions of yen)

Year ended March 31, 2021
Marine transportation revenues
Freight	282,585
Charter hire	93,270
Other marine transportation revenue	23,346

Total marine transportation revenues	399,202

Marine transportation expenses
Operating costs and expenses	143,412
Vessel expenses	8,298
Charter hire:
Charter hire	221,256
Provision of allowance for loss on chartering contracts	17,238
Other marine transportation expenses	24,830

Total marine transportation expenses	415,037

Marine transportation income	(15,834)

Other business revenue	52
Other business expenses	21

Other business income	30

Gross operating income	(15,804)

General and administrative expenses	14,915

Operating loss	(30,720)

Non-operating income:
Interest income	672
Exchange gain	552
Dividend income	26,886
Other non-operating income	453

Total non-operating income	28,564

Non-operating expenses:
Interest expenses	5,997
Interest on bonds	82
Financing expenses	2,379
Provision of allowance for doubtful receivables	106
Provision of allowance for loss on guarantees	300
Other non-operating expenses	836

Total non-operating expenses	9,702

Ordinary loss	(11,857)

Extraordinary income:
Gain on sales of shares of subsidiaries	25,423
Gain on sales of fixed assets	549
Other extraordinary income	643

Total extraordinary income	26,616

Extraordinary losses:
Loss on impairment of fixed assets	841
Loss on liquidation of subsidiaries	2,024
Provision of allowance for loss on guarantees	1,458
Loss on cancellation of chartered vessels	1,330
Other extraordinary losses	574

Total extraordinary losses	6,229

Profit before income taxes	8,528

Income taxes:
Current	218
Deferred	(123)

Total income taxes	94

Profit	8,433

(Note)	The amounts presented are rounded down to the nearest million yen.

Independent Auditor’s Report

May 18, 2021

The Board of Directors

Kawasaki Kisen Kaisha, Ltd.

Ernst & Young ShinNihon LLC Tokyo, Japan

Designated Engagement Partner
Certified Public Accountant

Designated Engagement Partner
Certified Public Accountant

Designated Engagement Partner
Certified Public Accountant

Opinion

Pursuant to Article 436, Section 2, Paragraph 1 of the Companies Act, we have audited the accompanying financial statements, which comprise the balance sheet, the statement of operations, the statement of changes in net assets, and notes to the financial statements of Kawasaki Kisen Kaisha, Ltd. (the Company) applicable to the fiscal year from April 1, 2020 to March 31, 2021.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position and results of operations of the Company applicable to the fiscal year ended March 31, 2021, in accordance with accounting principles generally accepted in Japan.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the financial statements in Japan, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Emphasis of Matter

We draw attention to “Note on Significant Subsequent Events” to the financial statements, which describes that the Company has signed an agreement to transfer all shares of a subsidiary, Century Distribution Systems, Inc. (“CDS”), based on the resolution at the Board of Directors’ meeting on April 30, 2021. In addition, the company expects to receive a cash dividend from CDS.

Our opinion is not qualified in respect of this matter.

Responsibilities of Management, the Corporate Auditor and the Board of Corporate Auditors for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern and disclosing, as required by accounting principles generally accepted in Japan, matters related to going concern.

The Corporate Auditor and the Board of Corporate Auditors are responsible for overseeing the Company’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with auditing standards generally accepted in Japan, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

•

Consider internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances for our risk assessments, while the purpose of the audit of the financial statements are not expressing an opinion on the effectiveness of the Company’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation in accordance with accounting principles generally accepted in Japan.

•

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Company to express an opinion on the financial statements. We are responsible for the direction, supervision and performance of the Company audit. We remain solely responsible for our audit opinion.

We communicate with the Corporate Auditor and the Board of Corporate Auditors regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide the Corporate Auditor and the Board of Corporate Auditors with a statement that we have complied with the ethical requirements regarding independence that are relevant to our audit of the financial statements in Japan, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

Interest Required to Be Disclosed by the Certified Public Accountants Act of Japan

Our firm and its designated engagement partners do not have any interest in the Company which is required to be disclosed pursuant to the provisions of the Certified Public Accountants Act of Japan.

(TRANSLATION PURPOSE ONLY)

Copy of the Audit & Supervisory Board’s Report

AUDIT REPORT

With respect to the Directors’ execution of their duties during the 153rd term from April 1, 2020 to March 31, 2021, the Audit & Supervisory Board has prepared this Audit Report after deliberations based on the audit reports prepared by each Audit & Supervisory Board Member. We hereby report as follows:

1.	Method and Contents of Audit by the Audit & Supervisory Board Members and the Audit & Supervisory Board

(1)

The Audit & Supervisory Board has established the audit policies, audit plans, etc. and received a report from each Audit & Supervisory Board Member regarding the status of implementation of their audit and results thereof. In addition, we have received reports from the Directors, Executive Officers and the Accounting Auditor regarding the status of execution of their duties, and requested their explanations as necessary.

(2)

In conformity with the Audit & Supervisory Board Member auditing standards established by the Audit & Supervisory Board, in accordance with the audit policies, audit plans, etc., and while utilizing the Internet and other means, each Audit & Supervisory Board Member endeavored to facilitate a mutual understanding with the Directors, Executive Officers, the internal audit division and other employees, etc. of the Company, endeavored to collect information and maintain and improve the audit environment, and conducted an audit by following the methods described below:

1

Each Audit & Supervisory Board Member has attended the meetings of the Board of Directors and other important meetings, received reports on the status of execution of duties from the Directors and other employees and requested explanations as necessary, examined important approval/decision documents, and investigated the status of operations and assets of the headquarters and other major offices. Moreover, with respect to the subsidiaries, each Audit & Supervisory Board Member endeavored to facilitate a mutual understanding and exchanged information with the directors and audit & supervisory board members, etc. of each subsidiary, and received reports on their respective business from the subsidiaries as necessary.

2

Each Audit & Supervisory Board Member received regular reports from Directors and employees, requested explanations as necessary, and conveyed their views, regarding the contents of deliberations at Board of Directors’ meetings and the framework and operational status of systems (internal control systems) established on the basis of resolutions thereof to establish systems to ensure that directors perform their duties specified in the business report in compliance with relevant laws and regulations and the Articles of Incorporation, and other systems set forth in Article 100, Paragraphs (1) and (3), of the Regulation for Enforcement of the Companies Act as being necessary for ensuring that business of the corporate group comprised of the stock company and its subsidiaries is carried out in a manner appropriate to a joint stock company (kabushiki kaisha). In addition, with regard to the internal controls for financial reporting, we received reports from the Directors and employees of the Company, and Ernst & Young ShinNihon LLC regarding the evaluation of said internal controls and the auditing activities, and requested explanations as necessary.

3

Each Audit & Supervisory Board Member monitored and verified whether the Accounting Auditor maintained its independence and properly conducted its audit, received a report from the Accounting Auditor on the status of their execution of duties, and requested explanations as necessary. Each Audit & Supervisory Board Member was notified by the Accounting Auditor that it had established “systems for ensuring appropriate execution of its duties” (in each item listed in Article 131 of the Regulation on Corporate Accounting) in accordance with the “Quality Control Standards for Audits” (October 28, 2005, Business Accounting Council), and requested explanations as necessary.

Based on the above-described methods, each Audit & Supervisory Board Member examined the business report and supplementary schedules, the non-consolidated financial statements (non-consolidated balance sheet, non-consolidated statement of operations, non-consolidated statement of changes in net assets, and notes to non-consolidated financial statements) and their supplementary schedules thereto, as well as the consolidated financial statements (consolidated balance sheet, consolidated statement of operations, consolidated statement of changes in net assets, and notes to consolidated financial statements) for this business year.

2.	Results of Audit

(1)	Results of Audit of Business Report, etc.

1

We acknowledge that the business report and the supplementary schedules thereto fairly present the status of the Company in conformity with the applicable laws and regulations and the Articles of Incorporation.

2	We acknowledge that no misconduct or violations of laws and regulations, or the Articles of Incorporation was found with respect to the Directors’ execution of their duties.

3

We acknowledge that the Board of Directors’ resolutions with respect to the internal control systems are appropriate. We did not find any matter to be mentioned with respect to the descriptions of the business report and the Director’s execution of their duties regarding the internal control system including the internal controls for financial reporting.

As noted in this business report, the “K” LINE Group has been subject to investigation by competition authorities in certain countries relating to the transportation of automobiles, etc. The Audit & Supervisory Board confirms that the entire “K” LINE Group undertakes measures to strengthen systems for compliance with competition laws, and fully engages in initiatives to prevent recurrence of such incidents. We will closely monitor the Group to ensure that it continues working to strengthen compliance systems while acting in total accordance with its corporate ethics.

(2)	Results of Audit of Non-consolidated Financial Statements and Their Supplementary Schedules

We acknowledge that the methods and results of audit performed by the Accounting Auditor, Ernst & Young ShinNihon LLC, are appropriate.

(3)	Results of Audit of Consolidated Financial Statements

We acknowledge that the methods and results of audit performed by the Accounting Auditor, Ernst & Young ShinNihon LLC, are appropriate.

May 20, 2021

The Audit & Supervisory Board of

Kawasaki Kisen Kaisha, Ltd.

Standing Audit & Supervisory Board Member	Tsuyoshi Yamauchi

Standing Audit & Supervisory Board Member	Kunihiko Arai

Outside Audit & Supervisory Board Member	Atsumi Harasawa

Outside Audit & Supervisory Board Member	Shinsuke Kubo

INTERNET DISCLOSURE FOR

NOTICE OF THE 153RD ORDINARY GENERAL

MEETING OF SHAREHOLDERS

The 153rd term

(From April 1, 2020 to March 31, 2021)

Core Business

Principal Lenders

Matters Related to Stock Acquisition Rights

Status of Accounting Auditor

System to Ensure Proper Business Operations

Outline of Operational Status of System to Ensure Proper Business Operations

Consolidated Statement of Changes in Net Assets

Notes to Consolidated Financial Statements

Non-Consolidated Statement of Changes in Net Assets

Notes to Non-consolidated Financial Statements

1

Kawasaki Kisen Kaisha, Ltd.

Pursuant to the provisions of relevant laws and regulations and Article 19 of the Company’s Articles of Incorporation, the items listed above are provided to shareholders on the website of Kawasaki Kisen Kaisha, Ltd. (https://www.kline.co.jp/en/ir/stock/meeting.html).

(Note) This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.

2

Core Business (as of March 31, 2021)

Dry Bulk Segment	Dry bulk business

Energy Resource Transport Segment	Tanker business, thermal coal carrier business, LNG carrier business and offshore energy E&P support business

Product Logistics Segment	Car carrier business, logistics business, short sea and coastal business, port business, and containership business

Other	Ship management service, travel agency service, and real estate rental and administration service

Principal Lenders (as of March 31, 2021)

Lender	Loan balance (Millions of yen)
Mizuho Bank, Ltd.	135,381
Development Bank of Japan Inc.	85,315
Sumitomo Mitsui Trust Bank, Limited	63,321
MUFG Bank, Ltd.	41,179
The Norinchukin Bank	27,855

Matters Related to Stock Acquisition Rights

No items to report.

3

Status of Accounting Auditor

(1)	Name of Accounting Auditor

Ernst & Young ShinNihon LLC

(2)	Amount of Remunerations Payable to Accounting Auditor for the Fiscal Year under Review

Item	Amount
1) Amount of remunerations to be paid to Accounting Auditor by the Company	¥90 million
2) Total amount of money and other financial benefits to be paid to Accounting Auditor by the Company and its subsidiaries	¥167 million

(Note)

The audit contract between the Company and Accounting Auditor does not classify the remuneration amounts separately for audits pursuant to the Companies Act and for audits pursuant to the Financial Instruments and Exchange Act, partially given the impracticality of deriving such classifications. Therefore, the amount listed in 1) is not classified in this way.

Of the Company’s principal subsidiaries, etc., accounting auditors other than the Accounting Auditor of the Company audit documents relating to accounts of “K” LINE BULK SHIPPING (UK) LIMITED, “K” LINE LNG SHIPPING (UK) LIMITED, K LINE OFFSHORE AS, “K” LINE PTE LTD and OCEAN NETWORK EXPRESS PTE. LTD.

(3)	Reason for the Consent to the Amounts of the Remunerations for Accounting Auditor, etc.

The Audit & Supervisory Board obtained necessary materials and received reports from Directors, the related internal departments and the Accounting Auditor. And after conducting the necessary verification and deliberations on whether or not the content of audit plans conducted by the Accounting Auditor, the execution status of Accounting Auditor’s duty, the basis for calculation of estimates for its remuneration, etc. are appropriate, the Board gave the consent provided for in Article 399, Paragraph 1 of the Companies Act.

(4)	Details of Non-audit Services (Services Other than Those of Article 2, Paragraph 1 of the Certified Public Accountants Act) Performed by Accounting Auditor

No items to report.

(5)	Policy for Decisions on Dismissal or Non-reappointment of Accounting Auditor

If deemed necessary by the Audit & Supervisory Board in cases such as where an Accounting Auditor has difficulty in the execution of his or her duties, the Audit & Supervisory Board shall determine the content of a proposition regarding the dismissal or non-reappointment of the Accounting Auditor to be submitted to a general meeting of shareholders.

If circumstances involving an Accounting Auditor are deemed to fall under any of the items of Article 340, Paragraph 1 of the Companies Act, the Accounting Auditor shall be dismissed subject to unanimous approval by the Audit & Supervisory Board. In any such case, an Audit & Supervisory Board Member designated by the Audit & Supervisory Board shall report the dismissal of the Accounting Auditor and the grounds for dismissal at the first general meeting of shareholders to be convened after the dismissal.

4

System to Ensure Proper Business Operations

The Company continues its efforts to establish a system to ensure the execution of duties by its Directors in compliance with laws and regulations and the Articles of Incorporation, as well as a system to ensure the appropriateness of businesses of the corporate group comprised of the Company and its subsidiaries (hereinafter, the “Group”) specified by laws and regulations.

To be precise, the Company’s Board of Directors assumes responsibility for establishing an internal control system, evaluating its effectiveness and ensuring its functions.

Currently, the Company establishes the following systems and will strive to review and improve them on a continuous basis and as necessary in order to enhance the effectiveness of its internal control.

(1)	System to ensure the execution of duties by the Company’s Directors, Executive Officers and employees in compliance with laws and regulations as well as the Articles of Incorporation

The Company has established the Charter of Conduct for “K” Line Group Companies and the “K” Line Implementation Guideline for Charter of Conduct, in which the compliance of the Group with laws and regulations as well as business ethics is specified as one of the principles of the conduct. The Directors are required to ensure thorough implementation of compliance and establish an effective internal system in order to achieve it. To that end, the Company constantly implements the following measures:

(i)

The Company promotes the appropriate management of the Board of Directors in accordance with the Rules for the Board of Directors, in order to ensure the executions of duties by the Directors in compliance with laws and regulations as well as the Articles of Incorporation.

(ii)

The Company establishes the Rules for Executive Officers, which specify matters to be complied with by the Executive Officers in order to ensure that the execution of duties by the Executive Officers appointed by the Board of Directors is in compliance with laws and regulations as well as the Articles of Incorporation, and promotes the active and faithful execution of the business delegated to them.

(iii)

The Company establishes internal rules such as the Rules for Employees in order to ensure the execution of duties by the employees in compliance with laws and regulations as well as the Articles of Incorporation.

(iv)

The Internal Audit Group supports the performance of responsibilities by the Board of Directors regarding the establishment, maintenance and improvement of the internal control system through the supervision and verification of the system.

(v)	The Company establishes the Compliance Committee chaired by the President & CEO and strives to develop and maintain its compliance system.

(vi)

The Company establishes a whistle-blowing system called the “Hotline System” in order to identify and appropriately handle legal violations and other compliance issues at an early stage. The Group specifies some internal contacts as well as a law firm as an external contact for whistle-blowers. This system is managed under the Rules for the Hotline System.

(2)	System for retaining and managing information pertaining to the execution of duties by the Company’s Directors

The Company appropriately retains and manages information regarding the execution of duties by its Directors in the form of fully searchable data that ensures the availability of perusal at any time, in accordance with the Rules for the Board of Directors and the Regulations for Documentation during the period specified by such rules and regulations.

5

(3)	Rules and systems for the Company to manage risks of loss

The Company remains aware of the risks, as listed below, inherent in the course of conducting business. Accordingly, we will develop systems for addressing the respective risks, and the Crisis Management Committee will take overall charge of crisis and risk management initiatives, and promote such activities.

•	Ship-related accidents (including incidents involving seawater contamination)

•	Major disasters

•	Compliance-related issues

•	Other management risks

(4)	System to ensure that Directors of the Company execute their duties efficiently

The Company adopts the executive officer system and promotes smooth decision-making on the execution of duties. The Board of Directors determines the fundamental management policies, matters required by laws and regulations, and other important matters regarding the management of businesses, while supervising the execution of duties by the Directors and Executive Officers. A meeting of the Board of Directors should be held at least once a month.

The Company also adopts a system of making resolutions in writing for the Board of Directors, which enables the flexible operation of the board.

In addition to the Board of Directors, the Company hosts a Management Conference that requires the attendance of the Director and Chairman, Executive Officers equivalent to or higher than Senior Executive Officer, Executive Officers responsible for business units, Executive Officers in charge of corporate planning, finance and accounting as well as Audit & Supervisory Board Members once a week in principle. By doing so, the Company establishes a system that contributes to decision-making by the President & CEO based on open discussions.

(5)	Systems to ensure proper business operations of the corporate group comprised of the Company and its subsidiaries

The Company establishes the Charter of Conduct for “K” Line Group Companies as the code of conduct applicable to the entire Group, in order to ensure the appropriate operations of its subsidiaries (hereinafter, the “Group companies”). Each Group company establishes internal rules and regulations based on the charter. In addition, the Company establishes the Regulations for Business Operations by Subsidiaries in order to ensure the appropriate operations by its Group companies by supporting and managing the establishment and effective operation of their internal control systems while respecting the independence of these Group companies.

(i)	System for reporting matters regarding the execution of duties by Directors, etc. of the Group companies to the Company

The Company establishes the Regulations for Business Operations by Subsidiaries and requires its Group companies to report important matters to the relevant departments of the Company. In addition, the Company provides its hotline contact as well as hotline systems of each Group company for whistle-blowers who identify any legal violations and other compliance issues in each respective office. The Company also hosts the Group Management Meeting twice a year to facilitate information exchange among the Company and the Group companies.

(ii)	Rules and systems for managing risk of loss of the Group companies

The Group companies establish their own crisis management system independently according to their business scale and characteristics. The Company establishes the Regulations for Business Operations by Subsidiaries and requires the Group companies to report risks in executing their respective business operations according to the characteristics of their businesses to the Company, which will be handled by the Crisis Management Committee and other organizations.

(iii)	System to ensure that Directors, etc. of the Group companies execute their duties efficiently

The Group companies independently manage their respective businesses in principle. The Company establishes the Regulations for Business Operations by Subsidiaries and specifies that certain important matters of the Group companies require approval of, discussion with, or reporting to the Company.

(iv)	System to ensure that Directors, etc. and employees of the Group companies execute their duties in compliance with relevant laws and regulations and the Articles of Incorporation

The Company establishes the Charter of Conduct for “K” Line Group Companies and requires the Group companies to comply with the charter. In addition, the Company requires each Group company to establish its Implementation Guideline for Charter of Conduct according to the characteristics of their businesses and verifies the content of such guidelines.

Furthermore, the Company monitors via the Internal Audit Group, etc. the status of compliance and implementation of the internal control system by the Group companies.

(6)	Matters concerning the employees who are to assist Audit & Supervisory Board Members in their duties

The Company establishes the Rules Concerning Employees Tasked with the Assisting Audit & Supervisory Board Members, and appoints employees who are required to assist the duties of Audit & Supervisory Board Members (“employees assisting Audit & Supervisory Board Members”) under the supervision of the Audit & Supervisory Board.

(7)	Matters concerning the independence of the employees assisting Audit & Supervisory Board Members from the Directors of the Company

The Company establishes the Rules Concerning Employees Tasked with the Assisting Audit & Supervisory Board Members, and specifies that it shall not order the employees assisting Audit & Supervisory Board Members to assume other duties concurrently in principle. If it needs to do so due to unavoidable reasons, prior approval should be obtained from the Audit & Supervisory Board. The Audit & Supervisory Board Members evaluate the performance of the employees assisting Audit & Supervisory Board Members. The appointment and transfer of the employees assisting Audit & Supervisory Board Members require prior approval from the Audit & Supervisory Board.

(8)	Matters to ensure the effectiveness of instructions by the Audit & Supervisory Board Members of the Company given to the employees assisting them

When the employees assisting Audit & Supervisory Board Members request the Company for any information materials and/or reporting, the Company will promptly provide such materials and/or reporting.

(9)

System for reporting to the Audit & Supervisory Board Members of the Company by the Directors, Executive Officers and employees of the Company; the Directors, the Audit & Supervisory Board Members, and employees of the Group companies; or a person who received a report from the above persons; and other systems for reporting to Audit & Supervisory Board Members of the Company

The Directors, Executive Officers and employees of the Company are required to report important matters regarding the management and operations of the Company’s businesses and the status of executing its business in charge to the Audit & Supervisory Board Members as needed at a meeting of the Board of Directors or other important meetings, as well as to promptly report any compliance issues and other matters that may cause

7

serious damage to the Company, if identified, to the Audit & Supervisory Board in accordance with the Rules for Systems of Reporting to Audit & Supervisory Board Members, Etc. The Directors are required to promptly report matters regarding the execution of duties in an appropriate manner to the Audit & Supervisory Board or its Members when being requested to do so. The Internal Audit Group is required to report the progress of its audits to the Audit & Supervisory Board as necessary and conduct additional audits if being requested to do so by the Audit & Supervisory Board.

The Directors, Audit & Supervisory Board Members and employees of the Group companies are required to report compliance issues and other important matters specified to the relevant department of the Company, and the relevant department is required to report the matter to the Audit & Supervisory Board Members of the Company as necessary in accordance with the Regulations for Business Operations by Subsidiaries. The Company hosts a Group Companies’ Audit & Supervisory Board Communication Meeting, in order to share information among the Company, its Group companies and subsidiaries.

(10)	System to ensure the non-unfair treatment of persons who made reporting as described in the above

The Company prohibits the Company or its Group companies, under the Rules for Systems of Reporting to Audit & Supervisory Board Members, Etc. and the Regulations for Business Operations by Subsidiaries, from unfairly treating the Directors, Audit & Supervisory Board Members, Executive Officers and employees of the Company and its Group companies who conducted whistle-blowing to the Audit & Supervisory Board Members of the Company due to the act of such whistle-blowing.

(11)

Matters concerning policies on the advance payments, reimbursements and other procedures for settlements of expenditures and/or liabilities incurred from the execution of duties by the Audit & Supervisory Board Members of the Company

The Company establishes policies on the advance payments and reimbursements and other procedures for settlements of expenditures and liabilities incurred from the execution of duties by the Audit & Supervisory Board Members, and conduct such advance payments and reimbursements and settlements based on the policies.

(12)	Other systems to ensure performance of effective audits by Audit & Supervisory Board Members of the Company

The Company cooperates in developing an environment ensuring effective audits by the Audit & Supervisory Board Members by coordinating regular meetings with the Audit & Supervisory Board Members and the Representative Directors, arranging collaboration of the Audit & Supervisory Board Members with the Internal Audit Group, and other such means.

(13)	System for ensuring the reliability of financial reports

To ensure the reliability of the Group’s financial reports, the Company will engage in ongoing efforts to evaluate and improve the effectiveness of internal control systems pertaining to financial reporting, on the basis of Japan’s Financial Instruments and Exchange Act, and other relevant laws and regulations.

(14)	Fundamental policy toward anti-social forces and status of policy implementation

The Charter of Conduct for “K” Line Group Companies vows that “the “K” Line Group will resolutely confront any anti-social force or organization which may threaten social order and public safety.”

Accordingly, the Company establishes a system that enables the swift and appropriate handling of matters relating to anti-social forces occurring within the Group, by appointing a department in charge of handling matters relating to anti-social forces and working with law enforcement officials, expert corporate legal counsel and other external organizations on a normal basis, with the aim of precluding all involvement of anti-social forces and severing any ties that could emerge.

8

Outline of Operational Status of System to Ensure Proper Business Operations

A summary of the operational status of the above system in the current fiscal year is as follows:

(1)

Status of the Company’s efforts made for the system to ensure the execution of duties by the Company’s Directors, Executive Officers and employees in compliance with laws and regulations as well as the Articles of Incorporation

The Company carried out the following matters as its efforts for making officers and employees fully aware of the Charter of Conduct for “K” Line Group Companies and the “K” Line Implementation Guideline for Charter of Conduct, for ensuring compliance within the Company and for establishing an effective internal system to achieve it.

(i)

The “K” Line Group Global Compliance Policy (hereinafter “Global Policy”), which was established in January 2017, aims to strengthen the Group compliance system at a global level. The Company requires executives and employees of the Company and the Group companies to comply with the Global Policy. In addition, the Company works to make the Global Policy the code of conduct for the day-to-day duties for executives and employees of the Company and the Group companies through seminars conducted by the division dedicated to the initiative, delivery of a guidebook, activities by a special committee, and other initiatives.

(ii)

Regarding compliance with domestic and foreign competition laws, the Company works to ensure compliance of executives and employees with the Regulation for Compliance with Anti-Monopoly Act and implemented the initiative to further strengthen compliance consciousness concerning competition laws through promoting educational and awareness-raising activities by a division dedicated to the initiative. In addition, the Company monitors and supervises the status of implementation of measures for compliance by conducting business process audits. With respect to contacts with competitor companies, the Company strictly enforces rules on prior reporting and approval, recoding and storing details of the contacts in accordance with the nature of the contact.

(iii)

To further enhance the system against bribery, based on the Global Policy, including individual policies relating to anti-bribery act, the Company enhances its initiatives against bribery and corruption as a member of the Maritime Anti-Corruption Network (MACN), which is a global business network working towards the vision of a maritime industry free of corruption.

(iv)

In November 2019, the Company revised the Global Policy (individual policies relating to economic sanctions and anti-money laundering was added). The Company ensures executives and employees of the Company and the Group companies to comply with the regulations regarding the economic sanctions as well as the rules and measures for the anti-money laundering and the countering financing of terrorism that are applicable to the business of the Group.

(v)

The Company established a Hotline System for receiving reports from executives and employees of the Company and the Group companies in Japan, as well as a Global Hotline System for receiving reports from executives and employees of the Group companies overseas, and is working to prevent compliance-related problems before they occur and to identify risks at an early stage and implement corrective measures in the Group’s businesses in Japan and overseas. In addition, the Company ensured protection of the whistleblower and confidentiality of the report so that the whistleblower could utilize the systems without concern. In July 2020, our Hotline systems were registered in the “Whistleblowing System Certification (Self-Compliance Declaration Registration System)” (*) under the jurisdiction of the Consumer Affairs Agency of Japan.

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(*) “Whistleblowing System Certification (Self-Compliance Declaration Registration System)” is a system in which a business operator evaluates its whistleblowing system and, if it conforms to certification standards, registers the results of the confirmation by the designated registration organization based on the application from the business operator, and grants the use of WCMS (Whistleblowing Compliance Management System) mark.

(vi)

The Company discusses the policy for securing the compliance throughout the Company and the Group companies as well as measures to address compliance violations through the Compliance Committee chaired by the President & CEO. Under the Chief Compliance Officer (CCO), who has the ultimate responsibility for compliance, the Company strengthens compliance throughout the organization.

(vii)

The Company sets every November as the dedicated compliance-awareness month when the Company distributes a message from the President & CEO to executives and employees of the Company and the Group companies to remind them of the importance of compliance. The Company also holds a compliance e-learning training and a compliance seminar featuring lecturers invited from outside the company. Furthermore, as part of the Company’s stratified personnel training system, it conducts compliance training and holds seminars focused on individual themes (such as insider trading and harassment prevention) as appropriate. In addition, the Company distributes, as necessary, a “Compliance Newsletter” to report the important compliance-related matters that require particular attention.

(2)	Status of the Company’s efforts made for rules and systems for the Company to manage risks of loss

The Risk Management Committee had two meetings in order to recognize and promote crisis and risk management activities in general.

In October 2020, the Company held a large-scale accident response drill in the event of an occurrence of ship-related accidents.

(3)	Status of the Company’s efforts made for the system to ensure that Directors of the Company execute their duties efficiently

The Board of Directors consists of 10 Directors including four Outside Directors, and the meetings of the Board of Directors were held 18 times. The meetings of the Board of Directors determined the fundamental management policies, matters required by laws and regulations, and other important matters regarding the management of businesses, while supervising the execution of duties by the Directors and Executive Officers.

The meetings of the Management Conference were held 44 times, attended by the Chairman of the Board, Executive Officers equivalent to or higher than Senior Executive Officer, Executive Officers responsible for business units, Executive Officers in charge of corporate planning, finance and accounting as well as the Audit & Supervisory Board Members, etc.

At these meetings, initiatives when studying new projects and matters to be kept in mind were ascertained and consultations were made to contribute to decision making by the President & CEO, etc. on important matters.

10

(4)	Status of the Company’s efforts made for the Systems to ensure proper business operations of the corporate group comprised of the Company and its subsidiaries

Based on the ‘Charter of Conduct for “K” Line Group Companies’ that is the code of conduct applicable to the entire Group, the Company had each Group company establish internal rules and regulations. In addition, in accordance with the “Regulations for Business Operations by Subsidiaries,” the Company ensured the appropriate operations by its Group companies by supporting and managing the establishment and effective operation of their internal control systems while respecting the independence of these Group companies, and based on that, carried out the following matters.

(i)

The Company required its Group companies to report important matters and business reports to the relevant departments of the Company. In addition, the Company held Group Management Meetings to share information among the Company and the Group companies.

(ii)	The Company required the Group companies to report risks occurred in executing their business operations, which were handled by the Compliance Committee and other organizations.

(iii)	Based on the “Regulations for Business Operations by Subsidiaries,” the Company approved, discussed or received reports on certain important matters of the Group companies.

(5)

Status of the Company’s efforts made for the system for reporting to the Audit & Supervisory Board Members of the Company by the Directors, Executive Officers and employees of the Company; the Directors, the Audit & Supervisory Board Members, and employees of the Group companies; or a person who received a report from the above persons; and other systems for reporting to Audit & Supervisory Board Members of the Company

The Company has developed a system where the Directors, Executive Officers and employees of the Company are required in accordance with the Rules for Systems of Reporting to Audit & Supervisory Board Members, Etc., and the Directors, Audit & Supervisory Board Members and employees of the Group companies are required in accordance with the Regulations for Business Operations by Subsidiaries to report according to the matters through the relevant department of the Company to the Audit & Supervisory Board or its Members. In addition, the Company hosts the Group Companies’ Audit & Supervisory Board Communication Meeting to share information among the Company, its Group companies and subsidiaries.

11

Consolidated Statement of Changes in Net Assets

For the year ended March 31, 2021

(Millions of yen)

	Shareholders’ equity
	Common stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance at April 1, 2020	75,457	13,723	22,050	(2,379)	108,852
Change in items during the year
Profit attributable to owners of the parent			108,695		108,695
Purchase of treasury stock				(1)	(1)
Disposal of treasury stock		(2)		7	4
Change in ownership interests due to transactions with non-controlling interests		575			575
Reversal of revaluation reserve for land			0		0
Net change in retained earnings from changes in scope of consolidation or equity method			(23)		(23)
Net changes in items other than shareholders’ equity
Net changes during the year	—	572	108,672	5	109,251
Balance at March 31, 2021	75,457	14,295	130,723	(2,373)	218,103

(Note) The amounts presented are rounded down to the nearest million yen.

(Millions of yen)

	Accumulated other comprehensive income (loss)						Non- controlling interests	Total net assets
	Net unrealized holding gain on investments in securities	Deferred loss on hedges	Revaluation reserve for land	Translation adjustments	Retirement benefits liability adjustments	Total accumulated other comprehensive income
Balance at April 1, 2020	148	(3,152)	4,631	(4,821)	(4,562)	(7,756)	99,138	200,234
Change in items during the year
Profit attributable to owners of the parent								108,695
Purchase of treasury stock								(1)
Disposal of treasury stock								4
Change in ownership interests due to transactions with non-controlling interests								575
Reversal of revaluation reserve for land								0
Net change in retained earnings from changes in scope of consolidation or equity method								(23)
Net changes in items other than shareholders’ equity	3,811	(505)	(0)	2,858	1,682	7,846	(1,169)	6,676
Net changes during the year	3,811	(505)	(0)	2,858	1,682	7,846	(1,169)	115,928
Balance at March 31, 2021	3,960	(3,657)	4,630	(1,963)	(2,879)	90	97,968	316,162

(Note) The amounts presented are rounded down to the nearest million yen.

12

Notes to Consolidated Financial Statements

Notes on Important Matters Forming the Basis of Preparation of Consolidated Financial Statements

1.	Scope of consolidation

(1)	Number of consolidated subsidiaries: 267

Names and details of principal consolidated subsidiaries:

The Company’s principal consolidated subsidiaries are as provided in “1. Matters Related to Current Conditions of the Corporate Group, (6) Status of Principal Subsidiaries etc.” in the Business Report.

A total of three companies, including KAW1554 SHIPPING S.A. have been included in the scope of consolidation from the current fiscal year due to company split (incorporation-type company split) and the materiality of their businesses. A total of 15 companies were excluded from the scope of consolidation due to sales of shares or their liquidation.

(2)	Names and details of principal non-consolidated subsidiaries:

The Company’s principal non-consolidated subsidiary is Chiba Koei Co., Ltd.

Non-consolidated subsidiaries are excluded from the scope of consolidation, as all of the non-consolidated subsidiaries are small-sized companies and any total amount of total assets, net sales, profit or loss (amount corresponding to the Company’s equity in such subsidiaries), or retained earnings (amount corresponding to the Company’s equity in such subsidiaries) etc., do not have material impact on the consolidated financial statements.

2.	Application of equity method

(1)	Number of entities accounted for under the equity method: 43

Of the entities accounted for under the equity method, 14 companies are non-consolidated subsidiaries, and the principal company among them is Shibaura Kaiun Co., Ltd. The number of affiliates is 29, and the principal company among them is OCEAN NETWORK EXPRESS PTE. LTD.

A total of four companies, including “K” LINE-GEMADEPT LOGISTICS COMPANY LIMITED, have been included in the scope of the entities accounted for under the equity method from the current fiscal year due to the materiality of their businesses.

One company was excluded from the scope of the entities accounted for under the equity method due to sales of shares.

(2)	Non-consolidated subsidiaries and affiliates to which the equity method was not applied

Non-consolidated subsidiaries (Chiba Koei Co., Ltd. and others) and affiliates (Bousai Tokushu Eisen Co., Ltd. and others) are excluded from the scope of the equity method application, as their profit or loss, retained earnings, etc., do not have material impact on the consolidated financial statements and do not have significance as a whole.

(3)	Items involving application of equity method for which a special description is deemed necessary

In the case of entities accounted for under the equity method with account closing dates that are different from the account closing date for the consolidated financial statements, the financial statements for the fiscal year of each of the entities are used.

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3.	Fiscal year of consolidated subsidiaries

The fiscal year of 10 of the Company’s consolidated subsidiaries ends on December 31. Of these, the financial statements as of that date are used for four of the companies. However, adjustments necessary for consolidation purposes are made if major transactions were executed between their account closing date and the account closing date for the consolidated financial statements. For the six remaining companies, the accounts are based on financial statements for which a provisional settlement of accounts is performed based on the account closing as of the account closing date for consolidated financial statements. The account closing date of other consolidated subsidiaries is the same as the consolidated account closing date.

4.	Accounting policies

(1)	Standards and methods of valuation of significant assets

(i) Securities

Held-to-maturity debt securities:	Stated at cost based on the amortized cost method.

Other securities

Marketable securities classified as other securities:

Fair value method based on the market price, etc. as of the end of the fiscal year (the valuation difference is accounted for as a separate component of net assets and the cost of sales is principally calculated by the moving-average method).

Non-marketable securities classified as other securities:

Mainly stated at cost based on the moving-average method.

(ii) Inventories	Mainly stated at cost based on the moving-average method (The method includes write-downs based on decreased profitability).

(2)	Depreciation and amortization methods of significant assets

(i) Tangible assets (excluding leased assets)

Vessels:	Straight-line method and the declining-balance method, with the method selected according to each vessel.

Other tangible assets:	Mainly the declining-balance method

However, the straight-line method is applied to buildings (excluding accompanying facilities) acquired on or after April 1, 1998 and facilities attached to buildings and structures acquired on or after April 1, 2016.

(ii) Intangible assets (excluding leased assets)

Straight-line method

For software used internally, the straight-line method is applied based on the period of potential use by the Company and its consolidated subsidiaries (five years).

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(iii) Leased assets

Leased assets under finance lease transactions that transfer ownership:

Same depreciation method as that applied to owned fixed assets.

Leased assets under finance lease transactions that do not transfer ownership:

Straight-line method based on the assumption that the useful life equals the lease term and the residual value equals zero. Leased assets under finance lease transactions that do not transfer ownership whose inception date is on or before March 31, 2008 are accounted for under the method similar to the one that is applicable to regular rental transactions.

(3)	Recognition for significant reserves

(i) Allowance for doubtful receivables:	In order to prepare for potential credit losses on receivables, an estimated amount is recognized at the amount calculated based on the historical rate of credit loss with respect to ordinary receivables and at the amount determined in consideration of collectability of individual receivables with respect to doubtful accounts and certain other receivables.

(ii) Allowance for bonuses:	In order to prepare for bonuses to be paid to employees, the allowance for bonuses is recognized at the estimated amount of the bonuses to be paid as allocated to the current fiscal year.

(iii) Allowance for directors’ bonuses:	In order to prepare for bonuses to be paid to directors, the allowance for directors’ bonuses is recognized at the estimated amount of the bonuses to be paid as allocated to the current fiscal year at certain consolidated subsidiaries.

(iv) Allowance for directors’ and audit and supervisory board members’ retirement benefits:	In order to prepare for retirement benefit payments to directors and audit and supervisory board members, the amount required at the end of the fiscal year by the internal rules is recognized at certain consolidated subsidiaries.

(v) Accrued expenses for overhaul of vessels:	In order to prepare for expenditure on periodic overhaul, accrued expenses for overhaul of vessels are recognized at the estimated amount of the expenses to be paid as allocated to the current fiscal year.

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(vi) Allowance for loss related to the Anti-Monopoly Act:	In order to prepare for fines and penalties required by overseas authorities relating to the Anti-Monopoly Act, an amount reasonably estimated to the extent possible is recognized.

(vii) Allowance for loss on liquidation of subsidiaries and affiliates:	In order to prepare for loss arising from the liquidation of subsidiaries and affiliates, the estimated amount of loss is recognized.

(viii) Allowance for directors’ stock benefits:	In order to prepare for stock benefits etc., to the directors and the executive officers in accordance with the Regulations for Delivery of Shares to Officers, the allowance for stock benefits is recognized at the estimated amount of the Company’s stock corresponding to points to be provided to the eligible individuals as of the year end of the current consolidation fiscal year.

(ix) Allowance for loss on chartering contracts:	In order to prepare for potential future loss under certain contracts where charter rates fall below hire rates, the probable and reasonably estimated amount of loss is recognized based on available information as of the year end of the current fiscal year.

(4)	Accounting treatment for retirement benefits

(i)	Method of attributing estimated retirement benefits to periods

The retirement benefit obligations are attributed to periods to the end of the current fiscal year using the benefit formula basis.

(ii)	Method of amortizing actuarial differences and past service costs

Actuarial differences are amortized in the years following the year in which the differences are recognized by the straight-line method principally over a period of nine years, which falls within the estimated average remaining years of service of the eligible employees.

Past service cost is amortized by the straight-line method principally over a period of nine years, which falls within the estimated average remaining years of service of the eligible employees at the time when the cost is recognized.

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(5)	Recognition of marine transportation revenues and marine transportation expenses

The voyage completion method is applied. However, for containerships, revenues and expenses are recorded under the multiple transportation progress method.

(6)	Significant hedge accounting method

Hedging activities are accounted for under the deferral hedge method.

If interest rate swap contracts are used as hedges and meet certain hedging criteria, the net amount to be paid or received under each interest rate swap contract is added to or deducted from the interest on the underlying assets or liabilities for which the swap contract is executed “Special treatment for interest rate swaps”.

Forward foreign exchange contracts which meet certain criteria are accounted for by the allocation method which requires that recognized foreign currency receivables or payables be translated at the corresponding contract rates.

(7)	Recognition of deferred assets

Bond issuance costs are fully recognized as expenses when incurred.

(8)	Recognition of interest expenses on vessel construction loans

For vessels for which the construction is over the long term, interest expenses on vessel construction loans incurred during the construction period are included in the acquisition cost.

(9)	Accounting treatment for consumption taxes

Consumption taxes are accounted for under the tax exclusion method.

(10)	Application of consolidated taxation system

The Company adopted the consolidated taxation system.

On March 31, 2020, the Accounting Standards Board of Japan (“ASBJ”) issued “Practical Solution on the Treatment of Tax Effect Accounting for the Transition from the Consolidated Taxation System to the Group Tax Sharing System” (ASBJ Practical Issues Task Force (“PITF”) No.39), based on provisions in the Act for Partial Amendments to Income Tax Act (Act No.8).

The Company and certain domestic subsidiaries applied tax laws in effect prior to the amendments to calculate deferred tax assets and deferred tax liabilities for certain items remeasured from the single tax return system in accordance with section 3 of ASBJ PITF No.39 as an alternative to the application of section 44 of “Implementation Guidance on Tax Effect Accounting” (ASBJ Guidance No.28).

(11)	Amortization method of goodwill and amortization period

Goodwill is amortized over a period of five years under the straight-line method.

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Notes on Accounting Estimates

1.	Impairment loss of vessels

(1)	Amount recognized in consolidated financial statements for the current fiscal year

Consolidated Statement of Operations

Loss on impairment of fixed assets: ¥6,307 million (of which ¥5,587 million is related to vessels)

Consolidated Balance Sheet

Vessels (net book value): ¥352,981 million

(2)	Other information

(i)	Calculation method of the amount recognized in the consolidated financial statements for the current fiscal year.

For an asset or asset group for which impairment loss is determined to be recognized, the amount of their carrying value is reduced to the recoverable amount and the reduced amount is recognized as impairment loss. Recoverable amount is the higher of net selling value and value in use of the asset or asset group. Net selling value is an objective fair value evaluation obtained from a third-party vessel valuation specialist. Value in use of the asset or asset group is calculated based on future cash flows expected to result from continuous usage and disposal after usage.

(ii)	Significant assumptions used to calculate the amount recognized in the consolidated financial statements for the current fiscal year.

Significant assumptions used to calculate the amount recognized in the consolidated financial statements for the current fiscal year include the future cash flow period, freight and transportation volume forecasts, which serve as the basis of the business plan, a growth rate of increase or decrease (inflation rate or stress rate) during the period after the business plan, and the discount rate used to calculate the discounted present value.

The future cash flow estimated in determining whether to recognize impairment loss and calculating the value in use is based on freight, charter market conditions, fuel oil market conditions, transportation volume, which are basis of the medium- to long-term plan and budget approved by the Board of Directors, modifying as necessary to be consistent with information from external sources such as the business environment and internal information and estimated taking into consideration of the usage status of an asset or asset group or rational future utilization plan an asset or asset group.

In addition, future cash flows for a period that exceeds the period of medium- to long-term plan and budget are calculated using the figures from medium- to long-term plan and budget that are approved by the Board of Directors, and estimated by assuming an inflation rate and stress rate which are based on the trends from the past medium- to long-term plan and budget.

The basis of determining the future cash flows period in determining whether to recognize impairment loss for an asset or asset group is the lesser of the remaining economic lives of the asset or the major asset in the asset group and 20 years.

In calculating the value in use, the risk of future cash flows deviating from the estimated value is reflected in the future cash flow estimates.

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The discount rate used to calculate the value in use when measuring impairment loss is the weighted average cost of capital at the time of measurement of impairment loss.

(iii)	Accounting estimates related to COVID-19

Due to the high degree of uncertainty regarding the spread of COVID-19 and when it will end, it is difficult to forecast a future outlook.

With regards to the estimation of future cash flows in the calculation of value in use, it is based on the assumption that the effects of the infectious disease will remain at a certain level during the next fiscal year, but the global economy and the accompanying demand for freight transportation will continue to improve and it is assumed that it will recover subsequent to the next fiscal year.

(iv)	Impact on consolidated financial statements for the following year

There is high uncertainty in the estimation of the significant assumptions such as the future cash flow period, freight and transportation volume forecasts, which serve as the basis of the business plan, a growth rate of increase or decrease (inflation rate or stress rate) during the period after the business plan, and the discount rate used to calculate the discounted present value, therefore it may affect the calculation of future cash flows, which are the basis of value in use.

In addition, due to the high degree of uncertainty in the above assumption including the spread of COVID-19 and when it will end, it may affect the calculation of future cash flows, which are the basis of value in use, depending on future circumstances.

2.	Estimate of charter contract loss allowance

(1)	Amount recognized in consolidated financial statements for the current fiscal year.

Consolidated Statement of Operations

Charter hire: ¥15,278 million

Consolidated Balance Sheet

Allowance for loss on chartering contracts: ¥15,556 million

(2)	Other information

(i)	Calculation method of the amount recognized in the consolidated financial statements for the current fiscal year.

After the establishment of OCEAN NETWORK EXPRESS PTE. LTD. (A joint venture for the purpose of integrating the regular container shipping business, hereinafter referred to as “ONE”), the containership business started regular shipping business from the Company to ONE, and the business form has changed from the conventional business form of operating ships to provide freight transportation services to the business form of chartering ships.

The allowance for loss on chartering contracts mentioned in the above business form is in order to prepare for potential future loss under certain contracts where charter rates fall below hire rates, the probable and reasonably estimated amount of loss is recognized based on available information as of the year end of the current fiscal year.

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(ii)	Significant assumptions used to calculate the amount recognized in the consolidated financial statements for the current fiscal year.

Significant assumptions used to calculate the amount recognized in the consolidated financial statements for the current fiscal year are the range of vessels for which future charter contract losses are expected, the charter rate and hire rate of applicable vessels, and the expected duration of loss making from the contracts.

The range of vessels for which future charter contract losses are expected is based on the operation plan, which is based on the budget approved by the Board of Directors.

The charter rate and hire rate of applicable vessels is based on the charter contract between the Company and the shipowner, and the charter contract between the Company and ONE.

The expected duration of loss making from the contracts is based on the term of the charter contract concluded with the lender, ONE, and the situation where the unfavorable relationship between the charter rate and hire rate is reasonably expected to continue from the end of the current fiscal year, even after the consideration of the market trends to which the vessel belongs to and the Group’s policy of the charter contract.

(iii)	Accounting estimates related to COVID-19

Due to the high degree of uncertainty regarding the spread of COVID-19 and when it will end, it is difficult to forecast a future outlook.

With regards to the estimation of the amount of future charter rate, it is based on the assumption that the effects of the infectious disease will remain at a certain level during the next fiscal year, but the global economy and the accompanying freight transportation demand will continue to improve and it is assumed that it will recover after the next fiscal year.

(iv)	Impact on consolidated financial statements for the following year

Due to high degree of uncertainty in the estimation of the significant assumptions such as the range of vessels for which future charter contract losses are expected, the charter rate and hire rate of applicable vessels, and the expected duration of loss making from the contracts, depending on the Group’s policy for chartering contracts and trends in charter market, additional allowance may be needed to be recognized, which would affect the calculation of the amount of estimated loss resulting from chartering contracts.

In addition, due to the high degree of uncertainty in the above assumption including the spread of COVID-19 and when it will end, it may affect the calculation of the amount of estimated loss resulting from chartering contracts, depending on future circumstances.

Notes on Changes in Presentation

(Consolidated Statement of Operations)

(1)

“Gain on sales of subsidiaries,” which was included in “Other extraordinary income” in the previous fiscal year (¥576 million for the previous fiscal year), is presented separately from the current fiscal year due to an increase in materiality.

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(2)

“Gain on sales of investments in securities,” which was recorded separately in the previous fiscal year (¥1,264 million for the previous fiscal year), is included in “Other extraordinary income” from the current fiscal year due to a decrease in materiality.

(3)

“Gain on liquidation of subsidiaries and affiliates,” which was recorded separately in the previous fiscal year (¥2,989 million for the previous fiscal year), is included in “Other extraordinary income” from the current fiscal year due to a decrease in materiality.

(4)

“Loss on devaluation of investments in securities,” which was recorded separately in the previous fiscal year (¥5,260 million for the previous fiscal year), is included in “Other extraordinary losses” from the current fiscal year due to a decrease in materiality.

(Accounting Standard for Disclosures of Accounting Estimates)

The “Accounting Standard for Disclosures of Accounting Estimates (ASBJ Statement No. 31, March 31, 2020)” is applied from the current fiscal year.

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Notes to Consolidated Balance Sheet

1.	Assets pledged as collateral and secured liabilities

Assets pledged as collateral	(Millions of yen)
Asset category
Vessels	269,074
Investments in securities	19,153
Other	1,657

Total	289,885

Investments in securities of ¥19,153 million in the table above were pledged as collateral to procure funds for vessel equipment of subsidiaries, affiliates and others. There were no corresponding liabilities as of the end of the current fiscal year.

Secured liabilities	(Millions of yen)
Liability category
Short-term loans and current portion of long-term loans	41,574
Long-term loans, less current portion	155,704

Total	197,279

2.	Accumulated depreciation of assets

(Millions of yen)
Accumulated depreciation of tangible assets	410,653

3.	Guarantee obligations

(Millions of yen)
Guarantees, etc.	6,690
Additional funding obligation, etc.	3,266

4.	Land revaluation

Pursuant to the “Act on Revaluation of Land” (Act No. 34 of 1998) and the “Act on Partial Amendment to the Act on Revaluation of Land” (Act No. 19 of 2001), the Company and a certain consolidated subsidiary performed revaluation of land for business use. The effect of this revaluation has been recorded as revaluation reserve for land in net assets, excluding the deferred tax liabilities on land revaluation.

Pursuant to the “Act on Revaluation of Land” (Act No. 34 of 1998) and the “Act on Partial Amendment to the Act on Revaluation of Land” (Act No. 19 of 2001), a certain domestic affiliate accounted for by the equity method also performed revaluation of land for business use and recorded as revaluation reserve for land in net assets.

Revaluation method prescribed in Article 3, Paragraph 3 of the “Act on Revaluation of Land”

The revaluation of land for business use was calculated by making rational adjustments to the prices posted in accordance with the provision of Article 6 of the Public Notice of Land Prices Act for standard sites set forth in Article 6 of the same act in the neighborhood of the relevant land for business use pursuant to Article 2, Item 1 of the Order for Enforcement of the Act on Revaluation of Land (Cabinet Order No. 119 of 1998). However,

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for some land, the revaluation was calculated by making rational adjustments to standard prices assessed in accordance with the provision of Article 9, Paragraph 1 of the Order for Enforcement of the National Land Use Planning Act for standard sites set forth in Article 7, Paragraph 1, Item 1 (a) of the same order in the neighborhood of the relevant land for business use pursuant to Article 2, Item 2 of the Order for Enforcement of the Act on Revaluation of Land, by making rational adjustments to land prices registered in the land tax ledger set forth in Article 341, Item 10 of the Local Tax Act or in the supplementary land tax ledger set forth in Article 341, Item 11 of the same act for the relevant land for business use pursuant to Article 2, Item 3 of the Order for Enforcement of the Act on Revaluation of Land, or by making rational adjustments to the value calculated by the method established and published by the Director-General of the National Tax Agency for computing land value that serves as a basis for the calculation of taxable amount of land value tax set forth in Article 16 of the Land-Holding Tax Act for the relevant land for business use pursuant to Article 2, Item 4 of the Order for Enforcement of the Act on Revaluation of Land.

Revaluation date	March 31, 2002
Difference between the fair value and revalued book value of the revalued land
at the end of the current fiscal year (amount corresponding to the Group)	¥ (2,862) million

5.	Other matters

The Group has been investigated by the overseas competition authorities in relation to alleged anticompetitive behavior (alleged formation of a cartel) relating to the transportation of automobiles, automotive construction machineries and other automotive vehicles. In addition, multiple service providers including the Group are currently subject to class actions in some countries in relation to the same matter.

Notes to Consolidated Statement of Changes in Net Assets

1. Class and number of shares issued as of the end of the current fiscal year

Common stock	93,938,229 shares

2.	Matters related to dividends

(1) Amounts of dividends distributed

No items to be reported.

(2)	Dividends with the record date falling in the current fiscal year and with the effective date falling in the following fiscal year.

No items to be reported.

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Notes on Financial Instruments

1.	Conditions of financial instruments

The Group obtains necessary funding, mainly through bank loans and the issuance of bonds, in accordance with its capital expenditure plans. Temporary surplus funds are invested in highly liquid financial assets, and short-term operating funds are financed through bank loans. The Group utilizes derivatives only for hedging the below-mentioned risks, and does not utilize them for speculation.

Of the capital expenditures for acquisitions of tangible assets such as vessels, those denominated in foreign currencies are exposed to foreign exchange fluctuation risks. These are hedged by forward foreign exchange contracts. Loans are primarily used to raise funds for capital expenditure. Some of these are exposed to interest rate fluctuation risk, which is hedged by such means as interest rate swap contracts. In addition, foreign exchange fluctuation risk on future foreign currency-denominated debts is hedged by currency swap contracts.

Derivative transactions are entered into after obtaining approval from the persons authorized to decide such matters in accordance with the regulations on decision making and the detailed rules on handling derivatives, which stipulate details such as the authority to enter into transactions and transaction limits. Transaction results are reported periodically at the Executive Officers’ Meeting.

2.	Matters related to fair values, etc. of financial instruments

The following table presents the Company’s financial instruments on the consolidated balance sheet, their fair values and the differences as of March 31, 2021.

	(Millions of yen)
	Carrying value (*)		Estimated fair value (*)		Difference
(1) Cash and deposits	132,371		132,371		—
(2) Accounts and notes receivable-trade	56,125		56,125		—
(3) Marketable securities and investments in securities
(i) Held-to-maturity debt securities	2		2		0
(ii) Other securities	12,870		12,870		—
(iii) Shares of subsidiaries and affiliates	3,910		1,607		(2,302)
(4) Accounts and notes payable-trade	[51,661	]	[51,661	]	—
(5) Short-term loans and current portion of long-term loans	[138,002	]	[138,025	]	(23)
(6) Bonds	[7,000	]	[6,812	]	187
(7) Long-term loans, less current portion	[325,803	]	[325,860	]	(57)
(8) Derivative transactions	[6,591	]	[6,604	]	(12)

(*)	Liabilities and net liabilities (“(8) Derivative transactions”) are shown in square brackets [ ].

Note 1:

(1)

Cash and deposits, (2) Accounts and notes receivable-trade, (4) Accounts and notes payable-trade, and (5) Short-term loans and current portion of long-term loansThe relevant book values are used because the carrying amounts approximate fair value due to the short maturities of these instruments. However, fair values of amounts of the current portion of long-term loans, which are included in the total amount in “(5) Short-term loans and current portion of long-term loans,” are calculated using the method shown in “(7) Long-term loans, less current portion” below.

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(3)

Marketable securities and investments in securitiesThe fair value of debt securities is based on the price provided by counterparty financial institutions. The fair value of equity securities is based on the quoted market price.

(6)	BondsThe fair value of bonds is primarily measured based on the market price.

(7)

Long-term loans, less current portionThe fair value of long-term loans, less current portion, is primarily calculated at the present value after applying a discount rate to the total of the principal and interest. The discount rate is based on the assumed interest rate for similar new borrowings.

(8)

Derivative transactionsAssets and liabilities from derivative transactions are shown at net amounts. The fair value of derivative transactions is based on the price provided by counterparty financial institutions.

Note 2:

Regarding non-listed stocks (the consolidated balance sheet amount: ¥240,739 million), as quoted prices are not available and also the future cash flows cannot be estimated reliably, the fair value of the items is deemed to be extremely difficult to measure and are not included in “(3) Marketable securities and investments in securities.”

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Notes on Per Share Information

Net assets per share	¥2,339.28
Basic profit per share	¥1,165.34

The basis of calculation for net assets per share and basic profit per share is as follows:

Amount of net assets on consolidated balance sheet	¥316,162 million
Net assets attributable to common stock	¥218,193 million
Number of shares of common stock issued and outstanding at the year end	93,938 thousand shares
Number of shares of common stock held as treasury stock at the year end	664 thousand shares
Profit attributable to owners of the parent on consolidated statement of operations	¥108,695 million
Amount not attributable to shareholders of common stock	—
Profit attributable to owners of the parent relating to common stock	¥108,695 million
Average number of outstanding shares of common stock	93,273 thousand shares

Note on Significant Subsequent Events

(Transfer of Subsidiary Shares and Fixed Assets)

Based on the resolution at the Board of Directors’ meeting on April 30, 2021, as a result of undertaking a portfolio review of group companies, the Company has signed an agreement to transfer all shares of Century Distribution Systems, Inc. (“CDS”), a subsidiary of the Company, to Century Distribution Intermediate Holding, LLC, an investment fund managed by Sun Capital Partners, Inc., (“SUN”) a U.S.-based private investment firm. On the same day, decision was made to transfer the certain fixed assets, such as buildings, structures and land, etc., owned in California, USA, by Universal Logistics System, Inc. (“ULS”), a subsidiary of CDS, to a third party.

1.	Transfer of CDS Shares
(1)	Outline of the company to be transferred
	Name of the company:	Century Distribution Systems, Inc. (The Company’s share: 100%)

	Main business:	Buyers’ consolidation business, Non-Vessel Operating
Common Carrier (“NVOCC”) business, land transport
business and warehouse and supply chain management
business offering customers an IT system.

	Business transaction with the Company:	The Company’s local subsidiaries and some of its group companies operate an agency business in Europe and Asia of CDS’s subsidiaries.

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(2) Transferee

Name of the transferee:	Century Distribution Intermediate Holding, LLC
(Investment fund managed by Sun Capital Partners, Inc.)

(3) Number of shares, transfer price, gain or loss, shareholding ratio after the transfer, and date of transfer
Number of shares:	22,550 shares

Transfer price:	Undisclosed due to confidentiality provision in the agreement

Gain or loss:	A gain on sales of shares of subsidiary in the amount of ¥5 billion (*) will be recognized under extraordinary income in the consolidated statement of operations for the year ending March 31, 2022.
Shareholding ratio after the transfer:	—

Date of transfer:	May 31, 2021 (Planned)

(*) The amount includes expected cash dividends from CDS to be distributed following the sale of the fixed assets as described in 2. below. Accordingly, the final share transfer price is subject to change because the transfer price will be determined based on the terms and conditions of the Transfer Agreement, including the financial results of the CDS Group.

2.	Transfer of fixed assets owned by ULS

(1)	Outline of the transfer of fixed assets

The Company has decided to sell the fixed assets (buildings, structures and land, etc.) owned by ULS to a third party in conjunction with the timing of the transfer of CDS shares as described in 1. above.

(2) Location and details

Location:	2850 E. Del Amo Blvd. Carson, CA 90221, USA

Details:	Buildings and structures (264,450 SF) and land (835,425 SF) etc.

Description:	Logistics warehouse

(*) The transfer price is not disclosed at the request of the transferee.

(3)	Outline of transferee

The name of transferee is not disclosed at their request.

However, there are no ownership or business relationships to be noted between the transferee and the Company or the Group, and the transferee is not a related party of the Company or the Group.

(4)	Impact on financial results

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In line with the transfer of the aforementioned fixed assets, the Company expects to record a gain on sales of fixed assets of approximately ¥12.6 billion as extraordinary income in the consolidated statement of operations for the fiscal year ending March 31, 2022.

(5)	Schedule of transfer

Date transfer:            May 31, 2021 (Planned)

Non-Consolidated Statement of Changes in Net Assets

For the year ended March 31, 2021

(Millions of yen)
	Shareholders’ equity
	Common stock	Capital surplus		Retained earnings			Treasury stock	Total shareholders’ equity
		Capital reserve	Total capital surplus	Other retained earnings		Total retained earnings
				Reserve for advanced depreciation	Retained earnings carried forward
Balance at April 1, 2020	75,457	1,300	1,300	234	(43,381)	(43,146)	(2,331)	31,279
Change in items during the year
Reversal of reserve for advanced depreciation				(72)	72	—		—
Profit					8,433	8,433		8,433
Purchase of treasury stock							(1)	(1)
Disposal of treasury stock							7	7
Loss on disposal of treasury stock					(2)	(2)		(2)
Net changes in items other than shareholders’ equity
Net changes during the year	—	—	—	(72)	8,504	8,431	5	8,437
Balance at March 31, 2021	75,457	1,300	1,300	162	(34,877)	(34,715)	(2,325)	39,716

(Note) The amounts presented are rounded down to the nearest million yen.

					(Millions of yen)
	Valuation and translation adjustments				Total net assets
	Net unrealized holding gain on investments in securities	Deferred gain on hedges	Revaluation reserve for land	Total valuation and translation adjustments
Balance at April 1, 2020	10	5,232	2,057	7,300	38,579
Change in items during the year
Reversal of reserve for advanced depreciation					—
Profit					8,433
Purchase of treasury stock					(1)
Disposal of treasury stock					7
Loss on disposal of treasury stock					(2)
Net changes in items other than shareholders’ equity	3,318	(5,783)	—	(2,464)	(2,464)
Net changes during the year	3,318	(5,783)	—	(2,464)	5,972
Balance at March 31, 2021	3,328	(550)	2,057	4,835	44,551

(Note) The amounts presented are rounded down to the nearest million yen.

Notes to Non-consolidated Financial Statements

Notes on Important Accounting Policies

1.	Standards and methods of valuation of assets

(1)	Securities

	(i)	Stocks of subsidiaries and affiliates:	Stated at cost based on the moving-average method.
	(ii)	Held-to-maturity debt securities:	Stated at cost based on the amortized cost method.
	(iii)	Other securities Marketable securities classified as other securities:
Fair value method based on the market price, etc. as of the end of the fiscal year (the valuation difference is accounted for as a separate component of net assets and the cost of sales is calculated by the moving-average method).
		Non-marketable securities classified as other securities:	Stated at cost based on the moving-average method.

(2)	Inventories		Stated at cost based on the moving-average method (The method involves write-downs based on any decrease in profitability).

2.	Depreciation and amortization methods of fixed assets

(1) Tangible assets (excluding leased assets)
(i) Vessels:	Straight-line method
(ii) Other tangible assets:	Declining-balance method
However, the straight-line method is applied to buildings (excluding accompanying facilities) acquired on or after April 1, 1998 and facilities attached to buildings and structures acquired on or after April 1, 2016.

(2) Intangible assets (excluding leased assets):	Straight-line method
For software used internally, the straight-line method is applied based on the period of potential use by the Company (five years).

(3) Leased assets

Leased assets under finance lease transactions that transfer ownership:
Same depreciation method as that applied to owned fixed assets.

Leased assets under finance lease transactions that do not transfer ownership:
Straight-line method based on the assumption that the useful life equals the lease term and the residual value equals zero. Leased assets under finance lease transactions that do not transfer ownership whose inception date is on or before March 31, 2008 are accounted for under the method similar to the onethat is applicable to regular rental transactions.

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3. Recognition of reserves

(1) Allowance for doubtful receivables:	In order to prepare for potential credit losses on receivables, an estimated amount is recognized at the amount calculated based on the historical rate of credit loss with respect to ordinary receivables and at the amount determined in consideration of collectability of individual receivables with respect to doubtful accounts and certain other receivables.

(2) Allowance for bonuses:	In order to prepare for bonuses to be paid to employees, the allowance for bonuses is recognized at the estimated amount of the bonuses to be paid as allocated to the current fiscal year.

(3) Allowance for employees’ retirement benefits:

In order to prepare for the provision of retirement benefit payments for employees, the deemed obligation at the end of the current fiscal year is recognized based on estimated amounts of retirement benefit obligations and plan assets at the end of the current fiscal year.

Actuarial differences are amortized in the years following the year in which the differences are recognized by the straight-line method over a period of nine years, which falls within the estimated average remaining years of service of the eligible employees.

Past service cost is amortized by the straight-line method over a period of nine years, which falls within the estimated average remaining years of service of the eligible employees.

(4) Accrued expenses for overhaul of vessels:	In order to prepare for expenditure on periodic overhaul, accrued expenses for overhaul of vessels are recognized at the estimated amount of the expenses to be paid as allocated to the current fiscal year.

(5) Allowance for loss related to the Anti-Monopoly Act:	In order to prepare for fines and penalties required by overseas authorities relating to the Anti-Monopoly Act, an amount reasonably estimated to the extent possible is recognized.

(6) Allowance for loss on liquidation of subsidiaries and affiliates:	In order to prepare for loss arising from the liquidation of subsidiaries and affiliates, the estimated amount of loss is recognized.

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(7) Allowance for directors’ stock benefits:

In order to prepare for stock benefits etc., to the directors and the executive officers in accordance with the Regulations for Delivery of Shares to Officers, the allowance for stock benefits is recognized at the estimated amount of the Company’s stock corresponding to points to be provided to the eligible individuals as of the end of the current fiscal year.

(8) Allowance for loss on chartering contracts:

In order to prepare for potential future loss under certain contracts where charter rates fall below hire rates, the probable and reasonably estimated amount of loss is recognized based on available information as of the end of the current fiscal year.

(9) Allowance for loss on guarantees

In order to prepare for possible losses on guarantees to a subsidiary and an affiliate, an allowance is provided in the amount of estimated losses, taking into consideration the financial position of each guaranteed party.

4.	Recognition of marine transportation revenues and marine transportation expenses

The voyage completion method is applied. However, for containerships, revenues and expenses are recorded using the multiple transportation progress method.

5.	Hedge accounting method

Hedging activities are accounted for under the deferral hedge method.If interest rate swap contracts are used as hedges and meet certain hedging criteria, the net amount to be paid or received under each interest rate swap contract is added to or deducted from the interest on the underlying assets or liabilities for which the swap contract is executed “Special treatment for interest rate swaps”.

Forward foreign exchange contracts which meet certain criteria are accounted for by the allocation method which requires that recognized foreign currency receivables or payables be translated at the corresponding contract rates.

6.	Recognition of deferred assets

Bond issuance costs are fully recognized as expenses when incurred.

7.	Recognition of interest expenses on vessel construction loans

For vessels for which the construction is over the long term, interest expenses on vessel construction loans incurred during the construction period are included in the acquisition cost.

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8.	Accounting treatment for retirement benefits

The accounting treatment for unrecognized actuarial differences and the unrecognized past service costs related to retirement benefits is different from the treatment for these items in the consolidated financial statements.

9.	Accounting treatment for consumption taxes

Consumption taxes are accounted for under the tax exclusion method.

10.	Application of consolidated taxation system

The Company adopted the consolidated taxation system.

On March 31, 2020, the Accounting Standards Board of Japan (“ASBJ”) issued “Practical Solution on the Treatment of Tax Effect Accounting for the Transition from the Consolidated Taxation System to the Group Tax Sharing System” (ASBJ Practical Issues Task Force (“PITF”) No.39), based on provisions in the Act for Partial Amendments to Income Tax Act (Act No.8).

The Company and certain domestic subsidiaries applied tax laws in effect prior to the amendments to calculate deferred tax assets and deferred tax liabilities for certain items remeasured from the single tax return system in accordance with section 3 of ASBJ PITF No.39 as an alternative to the application of section 44 of “Implementation Guidance on Tax Effect Accounting” (ASBJ Guidance No.28).

Notes on Accounting Estimates

1.	Impairment loss of vessels

(1)	Amount recognized in financial statements for the current fiscal year

Non-Consolidated Statement of Operations

Loss on impairment of fixed assets: ¥841 million (of which ¥696 million is related to vessels)

Non-Consolidated Balance Sheet

Vessels ¥61,860: million

(2)	Other information

As the same information is provided in the “Notes on Accounting Estimates” in the notes to the consolidated financial statements, the notes are omitted.

2.	Estimate of charter contract loss allowance

(1)	Amount recognized in financial statements for the current fiscal year

Non-Consolidated Statement of Operations

Provision of allowance for loss on chartering contracts: ¥17,238 million

Non-Consolidated Balance Sheet

Allowance for loss on chartering contracts: ¥17,516 million

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(2)	Other information

As the same information is provided in the “Notes on Accounting Estimates” in the notes to the consolidated financial statements, the notes are omitted.

Notes on Changes in Presentation

(Non-Consolidated Statement of Operations)

“Loss on devaluation of investments in securities,” which was recorded separately in the previous fiscal year (¥4,115 million for the previous fiscal year ), is included in “Other extraordinary losses” from the current fiscal year due to a decrease in materiality.

“Loss on impairment of fixed assets,” which was included in “Other extraordinary losses” in the previous fiscal year (¥71 million for the previous fiscal year), is presented separately from the current fiscal year due to an increase in materiality.

(Accounting Standard for Disclosures of Accounting Estimates)

The “Accounting Standard for Disclosures of Accounting Estimates (ASBJ Statement No. 31, March 31, 2020)” is applied from the current fiscal year.

Notes to Non-consolidated Balance Sheet

1.	Assets pledged as collateral and secured liabilities

Assets pledged as collateral	(Millions of yen)
Asset category
Vessels	42,412
Investments in securities	5,817
Shares of subsidiaries and affiliates	19,500

Total	67,730

¥1,291 million out of the amount of ¥42,412 million for vessels, investments in securities of ¥5,817 million and shares of subsidiaries and affiliates of ¥19,500 million in the table above were pledged as collateral to procure funds for vessel equipment of subsidiaries, affiliates and others. There were no corresponding liabilities as of March 31, 2021.

Secured Liabilities	(Millions of yen)
Liability category
Short-term loans and current portion of long-term loans	5,443
Long-term loans, less current portion	26,610

Total	32,054

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2.	Accumulated depreciation of assets

(Millions of yen)
Accumulated depreciation of tangible assets	102,001

3.	Guarantee obligations

(Millions of yen)
Guarantees, etc.	126,035

(Guarantees, etc. include commitment for future guarantees. These guarantee obligations exclude ¥142 million of reguarantees by other companies.)

(Millions of yen)
Additional funding obligation, etc.	8,862

¥79,152 million out of the amount of ¥126,035 million for guarantees etc. in the table above was for borrowing of equipment funds for vessels time-chartered by the Company from its subsidiaries that own vessels.

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4.	Land revaluation

Pursuant to the “Act on Revaluation of Land” (Act No. 34 of 1998) and the “Act on Partial Amendment to the Act on Revaluation of Land” (Act No. 19 of 2001), the Company performed revaluation of land for business use. The effect of this revaluation has been recorded as revaluation reserve for land in net assets, excluding the deferred tax liabilities on land revaluation.

Revaluation method prescribed in Article 3, Paragraph 3 of the “Act on Revaluation of Land”

The revaluation of land for business use was calculated by making rational adjustments to the prices posted in accordance with the provision of Article 6 of the Public Notice of Land Prices Act for standard sites set forth in Article 6 of the same act in the neighborhood of the relevant land for business use pursuant to Article 2, Item 1 of the Order for Enforcement of the Act on Revaluation of Land (Cabinet Order No. 119 of 1998). However, for some land, the revaluation was calculated by making rational adjustments to standard prices assessed in accordance with the provision of Article 9, Paragraph 1 of the Order for Enforcement of the National Land Use Planning Act for standard sites set forth in Article 7, Paragraph 1, Item 1 (a) of the same order in the neighborhood of the relevant land for business use pursuant to Article 2, Paragraph 2 of the Order for Enforcement of the Act on Revaluation of Land.

Revaluation date	March 31, 2002
Difference between the fair value and revalued book value of the revalued land at March 31, 2021	¥ (975) million

5.	Monetary receivables from and monetary payables to subsidiaries and affiliates

(Millions of yen)
Short-term monetary receivables	23,265
Long-term monetary receivables	15,111
Short-term monetary payables	39,676
Long-term monetary payables	2,482

6.	Other matters

The Group has been investigated by the overseas competition authorities in relation to alleged anti-competitive behavior (alleged formation of a cartel) relating to the transportation of automobiles, automotive construction machineries and other automotive vehicles. In addition, multiple service providers including the Company are currently subject to class actions in North America in relation to the same matter.

Notes to Non-consolidated Statement of Operations

Transactions with subsidiaries and affiliates

	(Millions of yen)
Transaction amount—trading	Operating revenues	65,479
	Operating expenses	174,405
Transaction amount—non-trading		29,265

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Notes to Non-consolidated Statement of Changes in Net Assets

Class and number of treasury stock as of the end of the current fiscal year

Common stock	640,080 shares

443,500 shares which are held by Custody Bank of Japan, Ltd. in relation to the Board Benefit Trust (BBT) are included in the number of shares in treasury stock the end of the current fiscal year.

Notes on Tax Effect Accounting

Significant components of deferred tax assets and deferred tax liabilities

(Millions of yen)
Deferred tax assets
Allowance for doubtful receivables	397
Allowance for bonuses	265
Accrued expenses for overhaul of vessels	16
Loss on devaluation of investments in securities and others	7,341
Allowance for employees’ retirement benefits	157
Loss on impairment of fixed assets	1,206
Accounts payable-shipping	3,431
Deferred assets for tax purposes	998
Allowance for loss on chartering contracts	4,992
Allowance for loss on guarantees	415
Deferred loss on hedges	1,437
Tax loss carried forward	63,949
Foreign tax credit carried forward	1,514
Other	625

Subtotal	86,749
Valuation allowance for tax loss carried forward	(63,949)
Valuation allowance for the total of deductible temporary differences and others	(21,845)

Valuation allowance subtotal	(85,795)

Total deferred tax assets	954

Deferred tax liabilities
Reserve for advanced depreciation	(64)
Tax on retained surplus	(901)
Deferred gain on hedges	(1,790)
Net unrealized holding gain on investments in securities	(1,326)
Other	(941)

Total deferred tax liabilities	(5,025)

Net amount of deferred tax liabilities	(4,070)

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Notes on Transactions with Related Parties

1.	Parent company and major corporate shareholders, etc.

No items to be reported.

2.	Subsidiaries and affiliates, etc.

Type	Subsidiary
Name	“K” LINE NEXT CENTURY GK
Voting rights (%)	100% direct ownership
Relationship	Loan from the party Interlocking directors
Details of business transaction	Loan from the party (*1)
Amount of transaction	¥158 million
Account	Long-term loans payable from subsidiary
Balance at the end of year	¥50,294 million
Details of business transaction	Repayment
Amount of transaction	¥48 million
Account	—
Balance at the end of year	—
Details of business transaction	Payment of interest
Amount of transaction	¥159 million
Account	Accrued expenses
Balance at the end of year	¥41 million

Type	Subsidiary

Name	OCEAN 1919 SHIPPING NO.3 S.A.

Voting rights (%)	100% direct ownership

Relationship	Loan to the party Interlocking directors

Details of business transaction	Loan to the party (*2)

Amount of transaction	¥9,355 million

Account	Short-term loans receivable

Balance at the end of year	¥9,355 million

Details of business transaction	Receiving of interest (*2)

Amount of transaction	¥6 million

Account	Other current assets

Balance at the end of year	¥6 million

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Type	Subsidiary
Name	OPAL STREAM SHIPPING S.A.
Voting rights (%)	100% direct ownership
Relationship	Loan from the party Interlocking directors
Details of business transaction	Loan from the party (*1)
Amount of transaction	¥5,742 million
Account	Short-term loans and current portion of long-term loans
Balance at the end of year	¥5,742 million
Details of business transaction	Payment of interest(*1)
Amount of transaction	¥1 million
Account	—
Balance at the end of year	—

Type	Affiliate
Name	OCEAN NETWORK EXPRESS PTE. LTD. (*2)
Voting rights (%)	—
Relationship	Chartering contractor, etc. Interlocking directors
Details of business transaction	Receiving charter hire, etc. (*4)
Amount of transaction	¥43,004 million
Account	Accounts receivable-shipping
Balance at the end of year	¥834 million
Details of business transaction	—
Amount of transaction	—
Account	Other current assets
Balance at the end of year	¥63 million
Details of business transaction	—
Amount of transaction	—
Account	Other investments and other assets
Balance at the end of year	¥112 million
Details of business transaction	Receiving dividend
Amount of transaction	¥16,189 million
Account	—
Balance at the end of year	—

Note 1:	Regarding loan from the party, the interest rate is determined considering market interest rate.

Note 2:	Regarding loan to the party, the interest rate is determined considering market interest rate.

Note 3:

OCEAN NETWORK EXPRESS PTE. LTD. is a subsidiary of Ocean Network Express Holdings, Ltd., which holds direct ownership of 100% of voting rights. Ocean Network Express Holdings, Ltd. is an equity-method affiliate of the Company.

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Note 4:	Charter hire, etc. is determined after discussion considering market prices, hiring cost and acquisition cost.

3.	Directors and Audit & Supervisory Board Members, and individual shareholders, etc.

No items to be reported.

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Notes on Per Share Information

Net assets per share	¥477.52
Basic profit per share	¥90.40

The basis of calculation for net assets and basic profit per share is as follows:

Amount of net assets on non-consolidated balance sheet	¥44,551 million
Net assets attributable to common stock	¥44,551 million
Number of shares of common stock issued and outstanding at the year end	93,938 thousand shares
Number of shares of common stock held as treasury stock at the year end	640 thousand shares
Profit on non-consolidated statement of operations	¥8,433 million
Amount not attributable to shareholders of common stock	—
Profit attributable to common stock	¥8,433 million
Average number of outstanding shares of common stock	93,298 thousand shares

Notes on Significant Subsequent Events

(Transfer of Subsidiary Shares and Receiving dividend)

Based on the resolution at the Board of Directors’ meeting on April 30, 2021, as a result of undertaking a portfolio review of group companies, the Company has signed an agreement to transfer all shares of Century Distribution Systems, Inc. (“CDS”), a subsidiary of the Company, to Century Distribution Intermediate Holding, LLC, an investment fund managed by Sun Capital Partners, Inc., (“SUN”) a U.S.-based private investment firm. In addition, the Company expects to receive dividends from CDS.

1.	Transfer of CDS Shares

(1)	Outline of the company to be transferred

Name of the company:	Century Distribution Systems, Inc. (The Company’s share: 100%)

Main business:	Buyers’ consolidation business, Non-Vessel Operating Common Carrier (“NVOCC”) business, land transport business and warehouse and supply chain management business offering customers an IT system.

Business transaction with the Company:	The Company’s local subsidiaries and some of its group companies operate an agency business in Europe and Asia of CDS’s subsidiaries.

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(2)	Transferee

Name of the transferee:	Century Distribution Intermediate Holding, LLC

(Investment fund managed by Sun Capital Partners, Inc.)

(3)	Number of shares, transfer price, gain or loss, shareholding ratio after the transfer, and date of transfer

Number of shares:	22,550 shares

Transfer price:	Undisclosed due to confidentiality provision in the agreement

Gain or loss:	A gain on sales of shares of subsidiary in the amount of ¥4.5 billion (*1) will be recognized under extraordinary income in the non- consolidated statement of operations for the year ending March 31, 2022.

Shareholding ratio after the transfer:	—

Date of transfer:	May 31, 2021 (Planned)

(*1) The amount includes expected cash dividends from CDS to be distributed following the sale of the fixed assets(*2) Accordingly, the final share transfer price is subject to change because the transfer price will be determined based on the terms and conditions of the Transfer Agreement, including the financial results of the CDS Group.

(*2) The details are provided in “Note on Significant Subsequent Events 2. Transfer of fixed assets owned by ULS” in the Notes to Consolidated Financial Statements.

2.	Dividends from surplus from subsidiaries of the Company

(1)	Outline

The Company plans to receive a dividend of approximately ¥17.5 billion from CDS, using cash and other assets as consideration for the sale of fixed assets(*) held by a subsidiary of the Company (a subsidiary of CDS).

(*) The details are provided in “Note on Significant Subsequent Events 2. Transfer of fixed assets owned by ULS” in the Notes to Consolidated Financial Statements.

(2)	Impact on financial results

As a result of this event, the Company expects to recognize approximately ¥17.5 billion in dividend income as non-operating income for the fiscal year ending March 31, 2022.

(3)	Schedule

Date of receiving dividend: May 31, 2021 (Planned)

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